Exhibit 10.46

PURCHASE AND SALE CONTRACT

BETWEEN

CENTURY PROPERTIES FUND XIX, LP,

a Delaware limited partnership

AS SELLER

AND

WRH PROPERTIES, INC.

a Florida corporation

AS PURCHASER

TAMARIND BAY APARTMENTS
11400 4th Street North,
St. Petersburg, Florida 33716

TABLE OF CONTENTS

Page

ARTICLE I	DEFINED TERMS	1
ARTICLE II	PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT	1
2.1	Purchase and Sale	1
2.2	Purchase Price and Deposit	1
2.3	Escrow Provisions Regarding Deposit	2
ARTICLE III	FEASIBILITY PERIOD	3
3.1	Feasibility Period	3
3.2	Expiration of Feasibility Period	3
3.3	Conduct of Investigation	4
3.4	Purchaser Indemnification	4
3.5	Property Materials	4
3.6	Property Contracts	5
ARTICLE IV	TITLE	6
4.1	Title Documents	6
4.2	Survey	6
4.3	Objection and Response Process	6
4.4	Permitted Exceptions	7
4.5	Assumed Encumbrances	7
4.6	Subsequently Disclosed Exceptions	11
4.7	Purchaser Financing	12
ARTICLE V	CLOSING	12
5.1	Closing Date	12
5.2	Seller Closing Deliveries	12
5.3	Purchaser Closing Deliveries	13
5.4	Closing Prorations and Adjustments	14
5.5	Post Closing Adjustments	17
ARTICLE VI	REPRESENTATIONS AND WARRANTIES OF SELLER AND
	PURCHASER	17
6.1	Seller’s Representations	17
6.2	AS-IS	19
6.3	Survival of Seller’s Representations	20
6.4	Definition of Seller’s Knowledge	20
6.5	Representations and Warranties of Purchaser	21
ARTICLE VII	OPERATION OF THE PROPERTY	22
7.1	Leases and Property Contracts	22
7.2	General Operation of Property	22
7.3	Liens	22
7.4	Insurance	22
ARTICLE VIII	CONDITIONS PRECEDENT TO CLOSING	23
8.1	Purchaser’s Conditions to Closing	23
8.2	Seller’s Conditions to Closing	23
ARTICLE IX	BROKERAGE	24
9.1	Indemnity	24
9.2	Broker Commission	24
ARTICLE X	DEFAULTS AND REMEDIES	24
10.1	Purchaser Default	24
10.2	Seller Default	25
ARTICLE XI	RISK OF LOSS OR CASUALTY	26
11.1	Major Damage	26
11.2	Minor Damage	26
11.3	Closing	26
11.4	Repairs	27
ARTICLE XII	EMINENT DOMAIN	27
12.1	Eminent Domain	27
ARTICLE XIII	MISCELLANEOUS	27
13.1	Binding Effect of Contract	27
13.2	Exhibits and Schedules	27
13.3	Assignability	27
13.4	Captions	28
13.5	Number and Gender of Words	28
13.6	Notices	28
13.7	Governing Law and Venue	30
13.8	Entire Agreement	31
13.9	Amendments	31
13.10	Severability	31
13.11	Multiple Counterparts/Facsimile Signatures	31
13.12	Construction	31
13.13	Confidentiality	31
13.14	Time of the Essence	32
13.15	Waiver	32
13.16	Attorneys’ Fees	32
13.17	Time Zone/Time Periods	32
13.18	1031 Exchange	32
13.19	No Personal Liability of Officers, Trustees or Directors of
	Seller’s Partners	32
13.20	No Exclusive Negotiations	32
13.21	ADA Disclosure	33
13.22	No Recording	33
13.23	Relationship of Parties	33
13.24	Dispute Resolution	33
13.25	AIMCO Marks	34
13.26	Non-Solicitation of Employees	34
13.27	Survival	34
13.28	Multiple Purchasers	34
13.29	Radon Gas	34
13.30	Energy Efficiency	34
ARTICLE XIV	LEAD-BASED PAINT DISCLOSURE	35
14.1	Disclosure	35

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Description of Land
Exhibit B	Form of Special Warranty Deed
Exhibit C	Form of Bill of Sale
Exhibit D	Form of General Assignment
Exhibit E	Form of Lease Assignment
Exhibit F	Form of Tenant Notice Letters
Exhibit G	Lead Paint Disclosure

SCHEDULES

Schedule 1	Definitions
Schedule 2	List of Excluded Permits
Schedule 3	Excluded Fixtures and Tangible Personal Property
Schedule 4	List of Materials
Schedule 5	Rent Roll and Arrears Report
Schedule 6	Property Contracts List
Schedule 7	Specific AIMCO Provisions

PURCHASE AND SALE CONTRACT

THIS PURCHASE AND SALE CONTRACT (this “Contract”) is entered into as of the 8th day of June, 2009 (the “Effective Date”), by and between CENTURY PROPERTIES FUND XIX, LP, a Delaware limited partnership, having an address at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237 (“Seller”), and WRH PROPERTIES INC., a Florida corporation, having a principal address at 100 Second Avenue South, Suite 904, St. Petersburg, Florida 33701 (“Purchaser”).

NOW, THEREFORE, in consideration of mutual covenants set forth herein, Seller and Purchaser hereby agree as follows:

RECITALS

A.                 Seller owns the real estate located in Pinellas County, Florida, as more particularly described in Exhibit A attached hereto and made a part hereof, and the improvements thereon, commonly known as Tamarind Bay Apartments.

B.                 Purchaser desires to purchase, and Seller desires to sell, such land, improvements and certain associated property, on the terms and conditions set forth below.

ARTICLE I
DEFINED TERMS

Unless otherwise defined herein, any term with its initial letter capitalized in this Contract shall have the meaning set forth in Schedule 1 attached hereto and made a part hereof.

ARTICLE II
PURCHASE AND SALE, PURCHASE PRICE & DEPOSIT

2.1       Purchase and Sale.

  Seller agrees to sell and convey the Property to Purchaser and Purchaser agrees to purchase the Property from Seller, all in accordance with the terms and conditions set forth in this Contract.

2.2       Purchase Price and Deposit.

  The total purchase price (“Purchase Price”) for the Property shall be an amount equal to Nine Million Two Hundred Fifty Thousand ($9,250,000) Dollars, payable by Purchaser, as follows:

2.2.1        Concurrently with the execution of this Contact, Purchaser shall deliver to First American Title Insurance Company of New York, 633 Third Avenue, New York, New York 10017, Attention: Linda J. Isaacson, Telephone: 212-850-0664, Facsimile: 212-331-1467, lisaacson@firstam.com (“Escrow Agent” or “Title Insurer”) an initial deposit (the “Initial Deposit”) of $125,000 by wire transfer of immediately available funds (“Good Funds”).

2.2.2        On the first Business Day following the expiration of the Feasibility Period, Purchaser shall deliver to Escrow Agent an additional deposit (the “Additional Deposit”) of $125,000 by wire transfer of Good Funds.

2.2.3        At the Closing, subject to the occurrence of the Loan Assumption and Release, Purchaser shall receive a credit against the Purchase Price in the amount of the outstanding principal balance of the Note, together with all accrued but unpaid interest (if any) thereon, and any other sums that Seller owes Lender that remain unpaid, as of the Closing Date (the “Loan Balance”).

2.2.4        The balance of the Purchase Price for the Property shall be paid to and received by Escrow Agent by wire transfer of Good Funds no later than 3:00 p.m. on the Closing Date.

2.3       Escrow Provisions Regarding Deposit.

2.3.1        Escrow Agent shall hold the Deposit and make delivery of the Deposit to the party entitled thereto under the terms of this Contract.  Escrow Agent shall invest the Deposit in a FDIC-insured interest-bearing bank account or a FDIC-insured money market fund as Escrow Agent, in its discretion, deems suitable, and all interest and income thereon shall become part of the Deposit and shall be remitted to the party entitled to the Deposit pursuant to this Contract.

2.3.2        Escrow Agent shall hold the Deposit until the earliest to occur of (i) the Closing Date, at which time the Deposit shall be applied against the Purchase Price, or released to Seller pursuant to Section 10.1, (ii) the date on which Escrow Agent shall be authorized to disburse the Deposit as set forth in Section 2.3.3or (iii) immediately returned to Purchaser upon timely delivery of a notice of termination as set forth in Section 3.2.  The tax identification numbers of the parties shall be furnished to Escrow Agent upon request.

2.3.3        Except as provided for in Section 3.2 or in Section 4.5, if prior to the Closing Date either party makes a written demand upon Escrow Agent for payment of the Deposit, then Escrow Agent shall give written notice to the other party of such demand.  If Escrow Agent does not receive a written objection from the other party to the proposed payment within 5 Business Days after the giving of such notice, Escrow Agent is hereby authorized to make such payment.  If Escrow Agent does receive such written objection within such 5-Business Day period, Escrow Agent shall continue to hold such amount until otherwise directed by written instructions from the parties to this Contract or a final judgment or arbitrator’s decision.  However, Escrow Agent shall have the right at any time to deliver the Deposit and interest thereon, if any, with a court of competent jurisdiction in the state in which the Property is located.  Escrow Agent shall give written notice of such deposit to Seller and Purchaser.  Upon such deposit, Escrow Agent shall be relieved and discharged of all further obligations and responsibilities hereunder.

2.3.4        The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, and that Escrow Agent shall not be deemed to be the agent of either of the parties for any act or omission on its part unless taken or suffered in bad faith in willful disregard of this Contract or involving gross negligence.  Seller and Purchaser jointly and severally shall indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorney’s fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Contract or involving gross negligence on the part of the Escrow Agent.

2.3.5        The parties shall deliver to Escrow Agent an executed copy of this Contract.  Escrow Agent shall execute the signature page for Escrow Agent attached hereto which shall confirm Escrow Agent’s agreement to comply with the terms of Seller’s and Purchaser’s closing instruction letters delivered at Closing and the provisions of this Section 2.3.

2.3.6        Escrow Agent, as the person responsible for closing the transaction within the meaning of Section 6045(e)(2)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), shall file all necessary information, reports, returns, and statements regarding the transaction required by the Code including, but not limited to, the tax reports required pursuant to Section 6045 of the Code.  Further, Escrow Agent agrees to indemnify and hold Purchaser, Seller, and their respective attorneys and brokers harmless from and against any Losses resulting from Escrow Agent’s failure to file the reports Escrow Agent is required to file pursuant to this section.

ARTICLE III
FEASIBILITY PERIOD

3.1       Feasibility Period.

  Subject to the terms of Sections 3.3 and 3.4 and the rights of Tenants under the Leases, from the Effective Date to and including July 8, 2009 (the “Feasibility Period”), Purchaser, and its agents, contractors, engineers, surveyors, attorneys, and employees (collectively, “Consultants”) shall, at no cost or expense to Seller, have the right from time to time to enter onto the Property to conduct and make any and all customary studies, tests, examinations, inquiries, inspections and investigations of or concerning the Property, review the Materials together with such other documents as Purchaser may reasonably request from time to time that are within the possession and control of Seller or its agents, and otherwise confirm any and all matters which Purchaser may reasonably desire to confirm with respect to the Property and Purchaser’s intended use thereof (collectively, the “Inspections”).

3.2       Expiration of Feasibility Period.

  If any of the matters in Section 3.1 are unsatisfactory to Purchaser for any reason, or for no reason whatsoever, in Purchaser’s sole and absolute discretion, then Purchaser shall have the right to terminate this Contract by giving written notice to that effect to Seller (which notice may be given as provided in the following sentence) no later than 5:00 p.m. on or before the date of expiration of the Feasibility Period.  The parties acknowledge and agree that, notwithstanding the notice requirement set forth in Section 13.6 hereof, an abbreviated email correspondence from Purchaser or Purchaser’s counsel to Seller and Seller’s counsel shall be an acceptable means of providing any such notice of termination.  If Purchaser provides such notice, this Contract shall automatically terminate and be of no further force and effect subject to and except for the Survival Provisions, and Escrow Agent shall return the Initial Deposit to Purchaser on the next Business Day.  If Purchaser fails to provide Seller with written or email notice (as provided in this Section 3.2) of termination prior to the expiration of the Feasibility Period, Purchaser’s right to terminate under this Section 3.2 shall be permanently waived and this Contract shall remain in full force and effect and Purchaser’s obligation to purchase the Property shall be conditional only as provided in Section 8.1or as otherwise expressly provided herein.

3.3       Conduct of Investigation.

  Purchaser shall not permit any mechanics’ or materialmen’s liens or any other liens to attach to the Property by reason of the performance of any work or the purchase of any materials by Purchaser or any other party in connection with any Inspections conducted by or for Purchaser.  Purchaser shall give reasonable advance notice to Seller prior to any entry onto the Property and shall permit Seller to have a representative present during all Inspections conducted at the Property.  Purchaser shall take all reasonable actions and implement reasonable protections so that the actions taken in connection with the Inspections, and all equipment, materials and substances generated, used or brought onto the Property pose no material threat to the safety of persons, property or the environment.

3.4       Purchaser Indemnification.

3.4.1        Purchaser shall indemnify, hold harmless and, if requested by Seller (in Seller’s sole discretion), defend (with counsel approved by Seller) Seller, together with Seller’s affiliates, parent and subsidiary entities, successors, assigns, partners, managers, members, employees, officers, directors, trustees, shareholders, counsel, representatives, agents, Property Manager, Designated Employees, and AIMCO (collectively, including Seller, “Seller’s Indemnified Parties”), from and against any and all damages, mechanics’ liens, materialmen’s liens, liabilities, penalties, interest, losses, demands, actions, causes of action, claims, costs and expenses (including reasonable attorneys’ fees and the cost of appeals) (collectively, “Losses”) arising from or related to Purchaser’s or its Consultants’ entry onto the Property, and any Inspections by Purchaser or Purchaser’s Consultants with respect to the Property.

3.4.2        Notwithstanding anything in this Contract to the contrary, Purchaser shall not be permitted to perform any invasive tests on the Property without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion.  Further, Seller shall have the right, without limitation, to disapprove any and all invasive tests (including, without limitation, a Phase II environmental study of the Property), invasive investigations and similar matters that in Seller’s reasonable judgment could result in any injury to the Property or breach of any contract, or expose Seller to any Losses or violation of applicable law, or otherwise adversely affect the Property or Seller’s interest therein.  Purchaser shall use reasonable efforts to minimize disruption to Tenants in connection with Purchaser’s or its Consultants’ activities pursuant to this Section.  No consent by Seller to any such activity shall be deemed to constitute a waiver by Seller or assumption of liability or risk by Seller.  Purchaser hereby agrees to restore, at Purchaser’s sole cost and expense, the Property to the same condition existing immediately prior to Purchaser’s exercise of its rights pursuant to this Article III.  Purchaser shall maintain and cause its third party consultants to maintain (a) casualty insurance and commercial general liability insurance with coverages of not less than $1,000,000.00 for injury or death to any one person and $3,000,000.00 for injury or death to more than one person and $1,000,000.00 with respect to property damage, and (b) worker’s compensation insurance for all of their respective employees in accordance with the law of the state in which the Property is located.  Purchaser shall deliver proof of the insurance coverage required pursuant to this Section 3.4.2 to Seller (in the form of a certificate of insurance) prior to Purchaser’s or Purchaser’s Consultants’ entry onto the Property.

3.5       Property Materials.

3.5.1        Purchaser acknowledges that prior to the Effective Date, and to the extent the same exist and are in Seller’s, Seller’s agents’ or Seller’s employees’ possession or reasonable control (subject to Section 3.5.2), Purchaser has received from Seller the documents set forth on Schedule 3.5 (together with any other documents or information provided by Seller or its agents to Purchaser with respect to the Property, the “Materials”).  Seller also agrees to promptly deliver to Purchaser any additional non-proprietary documents, tests, studies, reports and the like, reasonably requested by Purchaser from time to time, to the extent the same exist and are in Seller’s possession or reasonable control or in the possession or reasonable control of any of its agents or employees or readily accessible or available to Seller (subject to Section 3.5.2) and have not been heretofore provided by Seller to Purchaser.  To the extent that Purchaser determines that any of the additional requested Materials have not been made available or delivered to Purchaser pursuant to this Section 3.5.1, Purchaser shall notify Seller and Seller shall use commercially reasonable efforts to deliver the same to Purchaser within 5 Business Days after such notification is received by Seller; provided, however, that under no circumstances will the Feasibility Period be extended and Purchaser’s sole remedy will be to terminate this Contract pursuant to Section 3.2.

3.5.2        In providing the Materials to Purchaser, other than Seller’s Representations, Seller makes no representation or warranty, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed.  All Materials are provided for informational purposes only and, together with all Third-Party Reports, shall be returned by Purchaser to Seller (or the destruction thereof shall be certified in writing by Purchaser to Seller) if this Contract is terminated for any reason.  Recognizing that the Materials delivered or made available by Seller pursuant to this Contract may not be complete or constitute all of such documents which are in Seller’s possession or control, but are those that are readily and reasonably available to Seller, Purchaser shall not in any way be entitled to rely upon the completeness or accuracy of the Materials and will instead in all instances rely exclusively on its own Inspections and Consultants with respect to all matters which it deems relevant to its decision to acquire, own and operate the Property, except as otherwise expressly provided herein.

3.6       Property Contracts.

  On or before the expiration of the Feasibility Period, Purchaser may deliver written notice to Seller (the “Property Contracts Notice”) specifying any Property Contracts which Purchaser desires to terminate at the Closing (the “Terminated Contracts”); provided that (a) the effective date of such termination on or after Closing shall be subject to the express terms of such Terminated Contracts, (b) if any such Property Contract cannot by its terms be terminated at Closing, it shall be assumed by Purchaser and not be a Terminated Contract, and (c) to the extent that any such Terminated Contract requires payment of a penalty, premium, or damages, including liquidated damages, for cancellation, Purchaser shall be solely responsible for the payment of any such cancellation fees, penalties, or damages, including liquidated damages.  If Purchaser fails to deliver the Property Contracts Notice on or before the expiration of the Feasibility Period, there shall be no Terminated Contracts and Purchaser shall assume all Property Contracts at the Closing.  If Purchaser delivers the Property Contracts Notice to Seller on or before the expiration of the Feasibility Period, then simultaneously therewith, Purchaser shall deliver to Seller a vendor termination notice (in the form attached hereto as Exhibit F) for each Terminated Contract informing the vendor(s) of the termination of such Terminated Contract as of the Closing Date (subject to any delay in the effectiveness of such termination pursuant to the express terms of each applicable Terminated Contract) (the “Vendor Terminations”).  Seller shall sign the Vendor Terminations prepared by Purchaser, and deliver them to all applicable vendors.  To the extent that any Property Contract to be assigned to Purchaser requires vendor consent, then, prior to the Closing, Seller shall use commercially reasonable efforts to attempt to obtain from each applicable vendor a consent (each a “Required Assignment Consent”) to such assignment; if Seller is not able to obtain such a Required Assignment Consent, then such Property Contract shall be terminated at Closing.

ARTICLE IV
TITLE

4.1       Title Documents.

  Purchaser acknowledges that, prior to the Effective Date, Purchaser has received from Title Insurer and has reviewed, a commitment for owner’s title insurance (“Title Commitment”) to provide an American Land Title Association owner’s title insurance policy for the Property, using the 1970 policy jacket with 1984 revisions provided by the Title Insurer, in an amount equal to the Purchase Price and a downdate of the existing mortgagee title insurance policy through the date of Closing (the “Title Policy”), together with copies of all instruments identified therein (together with the Title Commitment, referred to herein as the “Title Documents”).  Seller shall be responsible for payment of the base premium for the Title Policy insuring Purchaser for the owner’s policy in the amount of the Purchase Price and insuring Lender in the assumed loan transaction (but not for any extended coverage or endorsements).  Purchaser shall be solely responsible for payment of all other costs relating to procurement of the Title Commitment, the Title Policy, and any requested endorsements.  Seller shall, within ten (10) days after the Effective Date, cause Title Insurer to issue an amendment or revision to the Title Commitment deleting the general survey exception and inserting any specific survey exceptions that it intends to except from coverage (and an exception for any further exceptions than an update of the Existing Survey would show).

4.2       Survey.

  Purchaser acknowledges that, prior to the Effective Date, Seller has delivered to Purchaser a copy of the existing survey of the Property (the “Existing Survey”).  Purchaser may, at its sole cost and expense, order any additional new or updated surveys of the Property either before or after the Effective Date (such new or updated survey together with the Existing Survey, is referred to herein as the “Survey”).

4.3       Objection and Response Process.

 On or before June 29, 2009 (the “Objection Deadline”), Purchaser shall give written notice (the “Objection Notice”) to the attorneys for Seller of any matter set forth in the Title Documents and the Survey to which Purchaser objects (the “Objections”).  If Purchaser fails to tender an Objection Notice on or before the Objection Deadline, Purchaser shall be deemed to have approved and irrevocably waived any objections to any matters covered by the Title Documents and the Survey.  On or before July 6, 2009 (the “Response Deadline”), Seller may, in Seller’s sole discretion, give Purchaser notice (the “Response Notice”) of those Objections which Seller is willing to cure; having the Title Insurer omit as an exception to title insurance coverage shall be deemed an acceptable cure.  If Seller fails to deliver a Response Notice by the Response Deadline, Seller shall be deemed to have elected not to cure or otherwise resolve any matter set forth in the Objection Notice.  If Purchaser is dissatisfied with the Response Notice or the lack of Response Notice, Purchaser may, as its exclusive remedy, exercise its right to terminate this Contract prior to the expiration of the Feasibility Period in accordance with the provisions of Section 3.2.  If Purchaser fails to timely exercise such right, Purchaser shall be deemed to accept the Title Documents and Survey with resolution, if any, of the Objections set forth in the Response Notice (or if no Response Notice is tendered, without any resolution of the Objections) and without any reduction or abatement of the Purchase Price.

4.4       Permitted Exceptions.

  The Deed delivered pursuant to this Contract shall be subject to the following, all of which shall be deemed “Permitted Exceptions”:

4.4.1        Ad valorem taxes and assessments for the year of Closing and subsequent years, provide that the same are not then due and payable;

4.4.2        Rights of tenants in possession, as tenants only without any options to purchase, under prior unrecorded residential leases, as identified in/on the current Rent Roll for the Property;

4.4.3        The Assumed Encumbrances;

4.4.4        Applicable zoning and governmental regulations and ordinances; and

4.4.5        Any defects in or objections to title to the Property, or title exceptions or encumbrances, arising by, through or under Purchaser.

4.5       Assumed Encumbrances.

4.5.1.1           Purchaser recognizes and agrees that, in connection with two loans (collectively, the “Loan”), the Property presently is encumbered by (a) that certain Amended and Restated Multifamily Mortgage, Assignment of Rents and Security Agreement dated June 30, 2006 and recorded on July 6, 2006 in Official Records Book 15227 page 534 of the public records of Pinellas County, Florida between Seller and Federal Home Loan Mortgage Corporation and (b) that certain Multifamily Mortgage, Assignment of Rents and Security Agreement dated June 30, 2006 and recorded on July 6, 2006 in Official Records Book 15227 page 605 of the public records of Pinellas County, Florida between Seller and Capmark Finance Inc. (collectively, the “Assumed Mortgage”) and certain other security and related documents in connection with the Loan (collectively, the “Assumed Encumbrances”).  The Loan is evidenced by (x) that certain promissory note dated June 30, 2006 in the stated principal amount of $4,039,568.00 and (y) that certain promissory note dated June 30, 2006 in the stated principal amount of $3,050,000.00 (collectively, the “Note,” and together with the Assumed Mortgage, the Assumed Encumbrances and any other documents executed by Seller in connection with the Loan which are provided to Purchaser on or before the Effective Date, the “Assumed Loan Documents”), executed by Seller and payable to the order of the Lenders.  Purchaser acknowledges that prior to the Effective Date, Seller has delivered to Purchaser (in the same manner in which Seller is permitted to make the Materials available to Purchaser under Section 3.5.1) executed copies of the Assumed Loan Documents.  Within three (3) business days after the Effective Date, Seller shall make a written request to the Lender that Lender provide Seller and Purchaser with payoff statements or the like from Lender as to the total amounts due and owing to Lender, noting the outstanding principal amount, and all other sums due under the Loan, the date to which interest has been paid, and the balance on deposit with the Lender for all escrows and reserves with respect to the Loan.  Upon receipt by Seller from the Lender of such payoff statements or the like, Seller shall deliver a copy thereof to Purchaser.

4.5.2    Purchaser agrees that, at the Closing, (a) Purchaser shall assume Seller’s obligations under the Note and all of the other Assumed Loan Documents and accept title to the Property subject to the Assumed Mortgage and the Assumed Encumbrances, and (b) the Lender shall release Seller, as well as any guarantors (including AIMCO Properties, L.P.) and other obligated parties under the Assumed Loan Documents, from all obligations under the Assumed Loan Documents (and any related guarantees or letters of credit), including, without limitation, any obligation to make payments of principal and interest under the Note (collectively, the foregoing (a) and (b) referred to herein as the “Loan Assumption and Release”).

4.5.2.1           Purchaser acknowledges and agrees that (x) certain of the provisions of the Assumed Loan Documents may have been negotiated for the exclusive benefit of Seller, AIMCO or their respective affiliates (such provisions, which are referenced on Schedule 7 hereto are herein called the “Specific AIMCO Provisions”), and (y) at the option of the Lender in Lender’s sole and arbitrary discretion, Lender may elect to delete one or more of the Specific Aimco Provisions from the Assumed Loan Documents, and such deletion shall not constitute a material modification to the Assumed Loan Documents or provide a basis for Purchaser to terminate this Contract.

4.5.2.2           Notwithstanding anything contained in this Contract to the contrary, Purchaser shall not be obligated to assume Seller’s obligations under the Assumed Encumbrances if, as a condition to the issuance of the Loan Assumption and Release, (i) Lender requires any change to the interest rate, principal amount, maturity date and/or amortization period under any of the Loans, (ii) Lender requires any other modifications to the terms of the Assumed Loan Documents that are not acceptable to Purchaser in its sole and absolute discretion, other than (x) the deletion of one or more of the Specific Aimco Provisions as provided above or (y) imposing customary escrows for taxes and/or insurance in monthly amounts that do not exceed 1/12th of the reasonably estimated annual taxes and insurance premiums for the Property or (iii) Lender imposes on Purchaser any conditions or requirements to the issuance of the Loan Assumption and Release that are not acceptable to Purchaser in its sole and absolute discretion.  In addition, Purchaser shall not be obligated to assume Seller’s obligations under the Assumed Encumbrances unless the documents to be delivered by Lender to Purchaser at Closing in connection with the Loan Assumption and Release expressly set forth the outstanding principal amount of the Loan, the date to which interest has been paid, and the balance on deposit with the Lender for all escrows and reserves with respect to the Loan.

4.5.2.3           If any of the items or events described in subsection 4.5.2.2 above shall occur, then Purchaser may terminate this Contract by written notice delivered to Seller prior to the end of the Loan Assumption Approval Period. Likewise, if after the Loan Assumption Approval Period, Lender first imposes any new requirement, term or condition that is material to Purchaser (collectively, a “New Requirement”), provided that Purchaser is first notified in writing of such New Requirement after the expiration of the Loan Assumption Approval Period, then Purchase may terminate this Contract by written notice delivered to Seller within 3 Business Days after Purchaser’s receipt of notice of such New Requirement. If Purchaser timely delivers such termination notice, then this Contract shall terminate and be of no further force or effect (except for the Survival Provisions) and the Deposit shall be promptly returned to the Purchaser.

4.5.3        Purchaser further acknowledges that the Assumed Loan Documents require the satisfaction by Purchaser of certain requirements as set forth therein to allow for the Loan Assumption and Release.  In order to expedite the application, Seller shall within five (5) business days after the Effective Date, provide to Purchaser (to the extent the same are in the possession or reasonable control of Seller) the items noted in the Loan Assumption Application and checklist designated as Seller items, including, but not limited to, rent rolls, certified financial information and profit and loss statements, copy of Seller’s Moisture Management Plan Handbook and other related files or logs associated therewith, and thereafter shall promptly upon Purchaser’s request and to the extent in Seller’s possession or reasonable control, deliver such other requested items, and shall thereafter provide reasonable cooperation and assistance in facilitating the Loan Assumption.  Accordingly, Purchaser, at its sole cost and expense and within 15 days after the Effective Date (the “Loan Assumption Application Submittal Deadline”), shall submit an application to Lender requesting an assumption of the Loan (the “Loan Assumption Application”), and shall thereafter prosecute the completion and approval of the Loan Assumption Application (including submitting all documents and information reasonably required by the Lender to evaluate the Loan Assumption Application) with reasonable due diligence and in good faith.  Purchaser agrees to provide Seller with a copy of the Loan Assumption Application no later than 2 Business Days after submission to Lender.  Purchaser acknowledges and agrees that Purchaser is solely responsible for the preparation and submittal of the Loan Assumption Application, including the collection of all materials, documents, certificates, financials, signatures, and other items required to be submitted to Lender in connection with the Loan Assumption Application; provided however, Seller agrees to cooperate in good faith and promptly comply with any reasonable requests made by Purchaser in connection with Purchaser’s efforts to properly prepare and submit the Loan Assumption Application and to effectuate and obtain the Loan Assumption and Release.

4.5.4        Purchaser shall comply with Lender’s reasonable assumption guidelines in connection with the Loan Assumption and Release and, if required by Lender, Purchaser shall cause such other entity reasonably acceptable to Lender and Purchaser, to execute and deliver a customary “non-recourse carve-out” guaranty and customary environmental indemnity in favor of Lender.  Except for those items that are Seller’s responsibility as provided in Section 4.5.3 above, Purchaser shall be responsible at its sole cost and expense for correcting and re-submitting any deficiencies noted by Lender in connection with the Loan Assumption Application promptly after notification from Lender of such deficiency, provided, however, that some submittals or requirements may be provided or delivered on the Closing Date .  Purchaser also shall provide Seller with a copy of any correspondence from Lender with respect to the Loan Assumption Application no later than 3 Business Days after receipt of such correspondence from Lender.  Purchaser and Seller shall coordinate with the Lender to comply with the appropriate provisions of both the Assumed Loan Documents and Lender assumption guidelines in order to allow for the Loan Assumption and Release.

4.5.5        Purchaser shall pay all fees and expenses (including, without limitation, all servicing fees and charges, transfer fees, assumption fees up to 1% of the amount of the Loan, title fees, endorsement fees, and other fees to release Seller of all liability under the Loan) imposed or charged by the Lender or its counsel (such fees and expenses collectively being referred to as the “Lender Fees”), in connection with the Loan Assumption Application and the Loan Assumption and Release.   Within ten (10) business days from the Effective Date, Seller shall request that Lenders provide Purchaser with a detailed written estimate of all such fees and expenses that Purchaser shall be required to pay.

4.5.6        Seller shall assign all of its right, title and interest in and to all reserves, impounds and other accounts held by Lender in connection with the Loan, and at Closing, Purchaser shall pay to Seller an amount equal to the balance of such reserves, impounds and accounts so assigned.  Additionally, Purchaser shall be responsible for funding any additional or increased reasonable and customary reserves, impounds or accounts required by Lender to be maintained by Purchaser in connection with the Loan after the Loan Assumption and Release (the “Required Loan Fund Amounts”), subject to the provisions of subsection 4.5.2 above.

4.5.7        Purchaser agrees promptly to deliver to the Lender all documents and information regarding Purchaser or any proposed entity guarantor required by the Assumed Loan Documents, and such other information or documentation as the Lender reasonably may request, including, without limitation, financial statements, income tax returns and other financial information for Purchaser and any required entity guarantor.  Seller agrees that it will cooperate with the reasonable requests of Purchaser and Lender in connection with Purchaser’s application to Lender for approval of the Loan Assumption and Release.

4.5.8        If required by Lender, Purchaser shall order a Phase I Environmental study (prepared by an environmental engineer reasonably acceptable to Seller and Lender), and covenants that such Phase I Environmental study shall be ordered within 10 days after Lender informs Purchaser that such study is a required precondition to the Loan Assumption and Release.

4.5.9        Purchaser shall use commercially reasonable efforts to obtain the Loan Assumption and Release on or before the date which is forty-five (45) days after the Effective Date (the “Loan Assumption Approval Period”).

4.5.9.1           If Purchaser does not obtain the consent of the Lender to the Loan Assumption and Release on or before the expiration of the Loan Assumption Approval Period,  or if it deems that the requirements or conditions thereof are not acceptable to Purchaser in its sole and absolute discretion then Purchaser shall have the right (the “Loan Assumption Extension Right”), exercisable by delivering written notice to Seller not later than the expiration of the Loan Assumption Approval Period (the "Loan Assumption Period Extension Notice"), to extend the expiration date of the Loan Assumption Approval Period to the date which is seventy-five (75) days after the Effective Date for the sole purpose of obtaining Lender's approval of the Loan Assumption and Release subject to requirements or conditions that Purchaser deems acceptable.

4.5.9.2           If Purchaser has submitted the Loan Assumption Application by the Loan Assumption Application Submittal Deadline in accordance with Section 4.5.3 above and thereafter Purchaser is unable to obtain the consent of the Lender to the Loan Assumption and Release with conditions and requirements that are acceptable to Purchaser in its sole and absolute discretion prior to the expiration of the Loan Assumption Approval Period (as the same may be extended pursuant to the Loan Assumption Extension Right), then Purchaser shall have the right, exercisable on or before the expiration of the Loan Assumption Approval Period, to give Escrow Agent notice terminating this Contract based on the fact that the Loan Assumption and Release has not been approved by the Lender or the requirements or conditions thereof were not acceptable to Purchaser. If Purchaser timely exercises such termination right, then (i) this Contract shall be of no further force and effect, subject to and except for the Survival Provisions and (ii) the Deposit shall be returned to Purchaser.

4.5.10            If Purchaser fails to deliver to Seller a written notice of termination prior to the expiration of the Loan Assumption Approval Period (as the same may be extended pursuant to the Loan Assumption Extension Right) in accordance with the terms of this Section 4.5.9, then Purchaser's right to terminate this Contract under this Section 4.5.9 shall be permanently waived, this Contract shall remain in full force and effect, and Purchaser shall have no further right to terminate this Contract on account of Purchaser’s inability or failure to obtain the Loan Assumption and Release.

4.5.11            Purchaser shall be in default hereunder if  Purchaser does not terminate this Agreement prior to the expiration of the Loan Assumption Approval Period but fails to obtain the Loan Assumption and Release prior to the Closing Date (unless such failure is due to Lender first imposing a New Requirement after the expiration of the Loan Assumption Approval Period and Purchaser has timely elected to terminate this Contract pursuant to Section 4.5.2.3 above).  In such event, Seller may terminate this Contract and the Deposit shall be immediately released by the Escrow Agent to Seller.

4.6       Subsequently Disclosed Exceptions.

  If at any time after the expiration of the Feasibility Period, any update to the Title Commitment that is delivered to Purchaser and that specifically discloses any additional item that materially adversely affects title to the Property which was not disclosed on any version of or update to the Title Commitment delivered to Purchaser during the Feasibility Period (the “New Exception”), Purchaser shall have a period of 5 Business Days from the date of its receipt of such update (the “New Exception Review Period”) to review and notify Seller in writing of Purchaser’s approval or disapproval of the New Exception.  If Purchaser disapproves of the New Exception, Seller may, in Seller’s sole discretion, notify Purchaser as to whether it is willing to cure (or cause the Title Insurer to omit as an exception to title insurance coverage) the New Exception.  If Seller elects to cure the New Exception, Seller shall be entitled to reasonable adjournments of the Closing Date to cure the New Exception.  If Seller fails to deliver a notice to Purchaser within 3 Business Days after the expiration of the New Exception Review Period, Seller shall be deemed to have elected not to cure the New Exception.  If Purchaser is dissatisfied with Seller’s response, or lack thereof, Purchaser may, as its exclusive remedy elect either:  (i) to terminate this Contract, in which event the Deposit shall be promptly returned to Purchaser or (ii) to waive the New Exception and proceed with the transactions contemplated by this Contract, in which event Purchaser shall be deemed to have approved the New Exception.  If Purchaser fails to notify Seller of its election to terminate this Contract in accordance with the foregoing sentence within 6 Business Days after the expiration of the New Exception Review Period, Purchaser shall be deemed to have elected to approve and irrevocably waive any objections to the New Exception.

4.7       Purchaser Financing.

  Except as provided in Section 4.5.9 above with respect to the Loan Assumption and Release and the conditions to Closing expressly provided therein, Purchaser assumes full responsibility to obtain the funds required for settlement, and Purchaser’s acquisition of such funds shall not be a contingency to the Closing.

ARTICLE V
CLOSING

5.1       Closing Date.

5.1.1        Unless extended as provided elsewhere in this Contract, the Closing shall occur on August 7, 2009 (the “Closing Date”) through an escrow with Escrow Agent, whereby Seller, Purchaser and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means.  Notwithstanding the foregoing to the contrary, Seller shall have the option, by delivering written notice to Purchaser, to extend the Closing Date to the last Business Day of the month in which the Closing Date otherwise would occur pursuant to the preceding sentence, in connection with the Loan Assumption and Release.  Further, the Closing Date may be extended without penalty at the option of Seller to a date following the Closing Date specified in the first sentence of this paragraph above (or, if applicable, as extended by Seller pursuant to the second sentence of this paragraph) in order to finalize the drafting with Lender and Lender’s counsel of all documents necessary or desirable to accomplish the Loan Assumption and Release.

5.1.2        If Purchaser timely exercises the Loan Assumption Extension Right, then the Closing Date shall automatically be extended to the earlier to occur of (x) the date which is fifteen (15) days after receipt of Lender’s approval of the Loan Assumption and Release and (y) the date which is ninety (90) days after the Effective Date.  Purchaser shall provide Seller with written notice of Lender’s approval of the Loan Assumption and Release not later than two (2) days after Purchaser’s receipt of such approval.

5.2       Seller Closing Deliveries.

  No later than 12:00 p.m. on the Closing Date, Seller shall deliver to Escrow Agent, each of the following items:

5.2.1        Special Warranty Deed (the “Deed”) in the form attached as Exhibit B to Purchaser, subject to the Permitted Exceptions.

5.2.2        A Bill of Sale in the form attached as Exhibit C.

5.2.3        A General Assignment in the form attached as Exhibit D (the “General Assignment”).

5.2.4        An Assignment of Leases and Security Deposits in the form attached as Exhibit E (the “Leases Assignment”).

5.2.5        Seller’s closing statement.

5.2.6        A title affidavit or an indemnity form reasonably acceptable to Seller, which is sufficient to enable Title Insurer to delete the standard pre-printed exceptions to the title insurance policy to be issued pursuant to the Title Commitment.

5.2.7        A certification of Seller’s non-foreign status pursuant to Section 1445 of the Internal Revenue Code of 1986, as amended.

5.2.8        Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Seller’s authority to consummate this transaction.

5.2.9        An updated Rent Roll effective as of a date no more than 1 Business Day prior to the Closing Date; provided, however, that the content of such updated Rent Roll shall in no event expand or modify the conditions to Purchaser’s obligation to close as specified under Section 8.1.

5.2.10      An updated Property Contracts List effective as of a date no more than 3 Business Days prior to the Closing Date; provided, however, that the content of such updated Property Contracts List shall in no event expand or modify the conditions to Purchaser’s obligation to close as specified under Section 8.1.

5.2.11      Such other documents as are reasonably requested by Purchaser or Lender  and that are in Seller’s reasonable possession or control or are necessary to consummate the transactions herein contemplated in accordance with the terms of the Contract.

5.3       Purchaser Closing Deliveries.

  No later than 12:00 p.m. on the Closing Date (except for the balance of the Purchase Price which is to be delivered at the time specified in Section 2.2.3), Purchaser shall deliver to the Escrow Agent (for disbursement to Seller upon the Closing) the following items:

5.3.1        The full Purchase Price (with credit for the Deposit and the Loan Balance), plus or minus the adjustments or prorations required by this Contract.

5.3.2        A title affidavit or an indemnity form (pertaining to Purchaser’s activity on the Property prior to Closing), reasonably acceptable to Purchaser, which is sufficient to enable Title Insurer to delete the standard pre-printed exceptions to the title insurance policy to be issued pursuant to the Title Commitment.

5.3.3        Any declaration or other statement which may be required to be submitted to the local tax assessor.

5.3.4        Purchaser’s closing statement.

5.3.5        A countersigned counterpart of the General Assignment.

5.3.6        A countersigned counterpart of the Leases Assignment.

5.3.7        Notification letters to all Tenants prepared and executed by Purchaser in the form attached hereto as Exhibit G, which shall be delivered to all Tenants by Purchaser immediately after Closing.

5.3.8        Any cancellation fees or penalties due to any vendor under any Terminated Contract as a result of the termination thereof.

5.3.9        Resolutions, certificates of good standing, and such other organizational documents as Title Insurer shall reasonably require evidencing Purchaser’s authority to consummate this transaction.

5.3.10      All documents, instruments, guaranties, Lender Fees, Required Loan Fund Amounts, and other items or funds required by the Lender to cause the Loan Assumption and Release.

5.3.11      Such other documents as are reasonably requested by Seller or Lender  and that are in Purchaser’s reasonable possession or control or are necessary to consummate the transactions herein contemplated in accordance with the terms of the Contract.

5.4       Closing Prorations and Adjustments.

5.4.1        General.  All normal and customarily proratable items, including, without limitation, collected rents, operating expenses, personal property taxes, other operating income, revenue, expenses and fees, shall be prorated as of the Closing Date, Seller being charged or credited, as appropriate, for all of same attributable to the period up to and including the calendar day prior to the Closing Date (and credited for any amounts paid by Seller attributable to the period on or after the Closing Date, if assumed by Purchaser) and Purchaser being responsible for, and credited or charged, as the case may be, for all of the same attributable to the period on and after the Closing Date.  Seller shall prepare a proration schedule (the “Proration Schedule”) of the adjustments described in this Section 5.4 prior to Closing.

5.4.2        Operating Expenses.  All of the operating, maintenance, taxes (other than real estate taxes), and other expenses incurred in operating the Property that Seller customarily pays, and any other costs incurred in the ordinary course of business for the management and operation of the Property, shall be prorated on an accrual basis.  Seller shall pay all such expenses that accrue prior to the Closing Date and Purchaser shall pay all such expenses that accrue from and after the Closing Date.

5.4.3        Utilities.  The final readings and final billings for utilities will be made if possible as of the Closing Date, in which case Seller shall pay all such bills as of the Closing Date and no proration shall be made at the Closing with respect to utility bills.  Otherwise, a proration shall be made based upon the parties’ reasonable good faith estimate.  Seller shall be entitled to the return of any deposit(s) posted by it with any utility company, and Seller shall notify each utility company serving the Property to terminate Seller’s account, effective as of noon on the Closing Date.

5.4.4        Real Estate Taxes.  Any personal property taxes, real estate taxes, ad valorem or similar taxes or assessments for the Property, or any installment of assessments payable in installments which installment is payable in the calendar year of Closing, shall be prorated to the date of Closing, based upon actual days involved.  The proration of real property taxes or installments of assessments shall be based upon the assessed valuation and tax rate figures (assuming payment at the earliest time to allow for the maximum possible discount) for the year in which the Closing occurs to the extent the same are available; provided, however, that in the event that actual figures (whether for the assessed value of the Property or for the tax rate) for the year of Closing are not available at the Closing Date, the proration shall be made using figures from the preceding year (assuming payment at the earliest time to allow for the maximum possible discount).  The proration of real property taxes or installments of assessments shall be final and not subject to re-adjustment after Closing.

5.4.5        Property Contracts.  Purchaser shall assume at Closing the obligations under the Property Contracts assumed by Purchaser; however, operating expenses shall be prorated under Section 5.4.2.

5.4.6        Leases.

5.4.6.1           All collected rent (whether fixed monthly rentals, additional rentals, escalation rentals, retroactive rentals, operating cost pass-throughs or other sums and charges payable by Tenants under the Leases), income and expenses from any portion of the Property shall be prorated as of the Closing Date.  Purchaser shall receive all collected rent and income attributable to dates from and after the Closing Date.  Seller shall receive all collected rent and income attributable to dates prior to the Closing Date.  Notwithstanding the foregoing, no prorations shall be made in relation to either (a) non-delinquent rents which have not been collected as of the Closing Date, or (b) delinquent rents existing, if any, as of the Closing Date (the foregoing (a) and (b) referred to herein as the “Uncollected Rents”).  In adjusting for Uncollected Rents, no adjustments shall be made in Seller’s favor for rents which have accrued and are unpaid as of the Closing, but Purchaser shall pay Seller such accrued Uncollected Rents as and when collected by Purchaser.  Purchaser agrees to bill Tenants of the Property for all Uncollected Rents to collect Uncollected Rents.  Notwithstanding the foregoing, Purchaser’s obligation to collect Uncollected Rents shall be limited to Uncollected Rents of not more than 90 days past due, and Purchaser’s collection of rents shall be applied, first, towards current rent due and owing under the Leases, and second, to Uncollected Rents.  After the Closing, Seller shall continue to have the right, but not the obligation, in its own name, to demand payment of and to collect Uncollected Rents owed to Seller by any Tenant, which right shall include, without limitation, the right to continue or commence legal actions or proceedings against any Tenant and the delivery of the Leases Assignment shall not constitute a waiver by Seller of such right; provided however, that the foregoing right of Seller shall be limited to actions seeking monetary damages and, in no event, shall Seller seek to evict any Tenants in any action to collect Uncollected Rents.  Purchaser agrees to cooperate with Seller, at no expense to Purchaser, in connection with all efforts by Seller to collect such Uncollected Rents and to take reasonable steps consistent with its typical business practices, whether before or after the Closing Date, as may be reasonable to carry out the intention of the foregoing, including, without limitation, the delivery to Seller, within 7 days after a written request, of any relevant books and records (including, without limitation, rent statements, receipted bills and copies of tenant checks used in payment of such rent), the execution of any and all consents or other documents, and the undertaking of any act reasonably necessary for the collection of such Uncollected Rents by Seller; provided, however, that Purchaser’s obligation to cooperate with Seller pursuant to this sentence shall not obligate Purchaser to terminate any Tenant lease with an existing Tenant or evict any existing Tenant from the Property.

5.4.6.2           At Closing, Purchaser shall receive a credit against the Purchase Price in an amount equal to the received and unapplied balance of all cash (or cash equivalent) Tenant Deposits, including, but not limited to, security, damage, pet or other refundable deposits paid by any of the Tenants to secure their respective obligations under the Leases, together, in all cases, with any interest payable to the Tenants thereunder as may be required by their respective Tenant Lease or state law (the “Tenant Security Deposit Balance”).  Any cash (or cash equivalents) held by Seller which constitutes the Tenant Security Deposit Balance shall be retained by Seller in exchange for the foregoing credit against the Purchase Price and shall not be transferred by Seller pursuant to this Contract (or any of the documents delivered at Closing), but the obligation with respect to the Tenant Security Deposit Balance nonetheless shall be assumed by Purchaser.  The Tenant Security Deposit Balance shall not include any non-refundable deposits or fees paid by Tenants to Seller, either pursuant to the Leases or otherwise. Each party hereto shall indemnify the other party from and against any and all claims from any Tenants for security deposits in the event the other party fails to comply with the deposit account transfer procedure as set forth in Florida Statutes Sec. 83.49(7).

5.4.7        Existing Loan.  Seller shall be responsible for all payments, penalties, late fees and obligations required to be paid (and that are due and payable) under the terms of the Note or the Assumed Loan Documents prior to Closing, together with all interest accrued under the Note prior to Closing, all of which may be a credit against the Purchase Price as provided in Section 2.2.3.  Purchaser shall be responsible for all Lender Fees related to the Loan Assumption Release and all other fees, penalties, interest and other amounts due and owing under the Assumed Loan Documents as a result of the Loan Assumption and Release.  As set forth in Section 4.5.6, any existing reserves, impounds and other accounts maintained in connection with the Loan shall be assigned to Purchaser with the consent of Lender, and at Closing, Purchaser shall pay to Seller an amount equal to the balance of such reserves, impounds and accounts so assigned.  Seller shall hold harmless, indemnify and defend Purchaser and its agents, representatives, successors and assigns and the Property from and against any and all obligations under the Loan arising under or in connection with the Loan for the period prior to the Closing Date, to the extent not released by the documents executed in connection with the Loan Assumption and Release.  Purchaser shall hold harmless, indemnify and defend Seller and its agents, representatives, successors and assigns from and against any and all liabilities, obligations, claims, liens or encumbrances arising under or in connection with the Loan for the period after the Closing Date.  This paragraph shall survive the Closing.

5.4.8        Insurance.  No proration shall be made in relation to insurance premiums and insurance policies will not be assigned to Purchaser.  Seller shall have the risk of loss of the Property until the Closing, after which time the risk of loss shall pass to Purchaser and Purchaser shall be responsible for obtaining its own insurance thereafter.

5.4.9        Employees.  All of Seller’s and Seller’s manager’s on-site employees shall have their employment at the Property terminated as of the Closing Date.

5.4.10      Closing Costs.  Purchaser shall pay the documentary stamp tax in connection with the mortgage assumption, any sales, use, gross receipts or similar taxes, the cost of recording any instruments required to discharge any liens or encumbrances against the Property, any premiums or fees required to be paid by Purchaser with respect to the Title Policy pursuant to Section 4.1, and one-half of the customary closing costs of the Escrow Agent.  Seller shall pay the documentary stamp tax in connection with the recording of the Deed, the cost of the base premium for the Title Policy and one-half of the customary closing costs of the Escrow Agent.  Any closing costs not mentioned above shall be paid by the local custom where the Property is located.

5.4.11      Utility Contracts.  If Seller has entered into an agreement for the purchase of electricity, gas or other utility service for the Property or a group of properties (including the Property) (a “Utility Contract”), or an affiliate of Seller has entered into a Utility Contract, then, at the option of Seller, either (a) Purchaser either shall assume the Utility Contract with respect to the Property, or (b) the reasonably calculated costs of the Utility Contract attributable to the Property from and after the Closing shall be paid to Seller at the Closing and Seller shall remain responsible for payments under the Utility Contract.

5.4.12      Possession.  Possession of the Property, subject to the Leases set forth on the updated Rent Roll, Property Contracts, other than Terminated Contracts, and Permitted Exceptions, shall be delivered to Purchaser at the Closing upon release from escrow of all items to be delivered by Purchaser pursuant to Section 5.3.  To the extent reasonably available to Seller or its agents, originals or copies of the Leases and Property Contracts, lease files, warranties, guaranties, operating manuals, keys to the property, and Seller’s books and records (other than proprietary information) (collectively, “Seller’s Property-Related Files and Records”) regarding the Property shall be made available to Purchaser at the Property as of the Closing.  Purchaser agrees, for a period of not less than three (3) years after the Closing (the “Records Hold Period”), to (a) provide and allow Seller reasonable access to Seller’s Property-Related Files and Records for purposes of inspection and copying thereof, and (b) reasonably maintain, preserve and dispose of Seller’s Property-Related Files and Records in accordance with Purchaser’s commercially reasonable business practices; provided however, Purchaser agrees not to dispose of Seller’s Property-Related Files and Records for a period of three (3) years after Closing.

5.5       Post Closing Adjustments.

  Purchaser or Seller may request that Purchaser and Seller undertake to re-adjust any item on the Proration Schedule (or any item omitted therefrom), with the exception of real property taxes which shall be final and not subject to readjustment, in accordance with the provisions of Section 5.4 of this Contract; provided, however, that neither party shall have any obligation to re-adjust any items (a) after the expiration of 120 days after Closing, or (b) subject to such 120-day period, unless such items exceed $5,000.00 in magnitude (either individually or in the aggregate).

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER

6.1       Seller’s Representations.

  Except, in all cases, for any fact, information or condition which is actually known by Purchaser prior to the Closing, Seller represents and warrants to Purchaser the following (collectively, the “Seller’s Representations”) as of the Effective Date and as of the Closing Date; provided that Purchaser’s remedies if any such Seller’s Representations are untrue as of the Closing Date are limited to those set forth in Section 8.1:

6.1.1        Seller is validly existing and in good standing under the laws of the state of its formation set forth in the initial paragraph of this Contract; and, subject to any approvals required from Lender for the Loan Assumption and Release, has or at the Closing shall have the entity power and authority to sell and convey the Property and to execute the documents to be executed by Seller and prior to the Closing will have taken as applicable, all corporate, partnership, limited liability company or equivalent entity actions required for the execution and delivery of this Contract, and the consummation of the transactions contemplated by this Contract.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Seller is a party or by which Seller is otherwise bound, which conflict, breach or default would have a material adverse affect on Seller’s ability to consummate the transaction contemplated by this Contract or on the Property.  This Contract is a valid and binding agreement against Seller in accordance with its terms;

6.1.2        Seller is not a “foreign person,” as that term is used and defined in the Internal Revenue Code, Section 1445, as amended;

6.1.3        As of the Effective Date, except for any actions by Seller to evict Tenants under the Leases, to Seller’s knowledge, there are no material legal actions, proceedings, litigation or governmental investigations or condemnation actions either pending or threatened in writing against the Property or against Seller and affecting the Property;

6.1.4        As of the Effective Date, to Seller’s knowledge, Seller has performed its obligations under the Property Contracts and has not received any written notice of any default by Seller under any of the Property Contracts that will not be terminated on the Closing Date;

6.1.5        Attached hereto as Schedule 6 are the rent roll and rent arrears report for the Property listing the move-in date, monthly base rent payable, lease expiration date, any past due and uncollected rent and unapplied security deposit for each Lease (collectively, the “Rent Roll”).  To Seller’s knowledge, the Rent Roll (as updated pursuant to Section 5.2.9) is true, correct, complete and accurate in all material respects;

6.1.6        Attached hereto as Schedule 7 is a list of all current Property Contracts (the “Property Contracts List”).  To Seller’s knowledge, the Property Contracts List (as updated pursuant to Section 5.2.10) is accurate in all material respects;

6.1.7        To Seller’s knowledge, the Materials delivered to Purchaser and that have been prepared by Seller (as opposed to Materials prepared by any third parties) are true and correct in all material respects, and Seller has no actual knowledge that any Materials prepared by any third parties are substantially and materially erroneous or misleading.  The operating statements for the Property that have been prepared by Seller and delivered to Purchaser are the operating statements used by Seller in the ordinary course of business with respect to the Property, and to Seller’s knowledge such operating statements are true and correct in all material respects;

6.1.8        To Seller's knowledge, Seller has not received any written notice from a governmental agency of any threatened or uncured material violations of any federal, state, county or municipal law, ordinance, order, regulation or requirement affecting the Property;

6.1.9        To Seller’s knowledge, the Assumed Loan Documents provided to Purchaser are true, correct and complete copies of the final executed Assumed Loan Documents.  To Seller’s knowledge, Seller has performed its obligations under the Loan as of the Effective Date, has not received any written notice of any default by Seller under the Loan that remains uncured.  To Seller’s knowledge, there are no circumstances that with the passing of time or the giving of notice would be a material default or an event of default under any of the Assumed Loan Documents;

6.1.10      To Seller’s knowledge, (a) no hazardous or toxic materials or other substances regulated by applicable federal or state environmental laws are stored by Seller, or have been located by Seller, on, in or under the Property in quantities which violate applicable laws governing such materials or substances and (b) the Property is not used by Seller for the storage, treatment, generation or manufacture of any hazardous or toxic materials or other substances in a manner which would constitute a violation of applicable federal or state environmental laws;

6.1.11      No bankruptcy, insolvency, rearrangement or similar action involving Seller, whether voluntary or involuntary, is pending, or to the knowledge of Seller, threatened.  Seller will not be rendered insolvent by the completion of the transaction contemplated by this Agreement; and

6.1.12      To Seller’s knowledge, the Fixtures and Personal Property are owned by Seller and are not encumbered by any liens or security interests, other than for any liens or security interests created under the Assumed Loan Documents.

6.2       AS-IS.

  Except for Seller’s Representations, the Property is expressly purchased and sold “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.”  The Purchase Price and the terms and conditions set forth herein are the result of arm’s-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Purchaser shall have the benefit of, but is not relying upon, any information provided by Seller or Broker or statements, representations or warranties, express or implied, made by or enforceable directly against Seller or Broker, including, without limitation, any relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute or matter of or relating to the Property (other than any covenants of title contained in the Deed conveying the Property and Seller’s Representations).  Purchaser agrees that Seller shall not be responsible or liable to Purchaser for any defects, errors or omissions, or on account of any conditions affecting the Property.  Purchaser, its successors and assigns, and anyone claiming by, through or under Purchaser, hereby fully releases Seller’s Indemnified Parties from, and irrevocably waives its right to maintain, any and all claims and causes of action that it or they may now have or hereafter acquire against Seller’s Indemnified Parties with respect to any and all Losses arising from or related to any defects, errors, omissions or other conditions affecting the Property.  Purchaser represents and warrants that, as of the date hereof and as of the Closing Date, it has and shall have reviewed and conducted such independent analyses, studies (including, without limitation, environmental studies and analyses concerning the presence of lead, asbestos, water intrusion and/or fungal growth and any resulting damage, PCBs and radon in and about the Property), reports, investigations and inspections as it deems appropriate in connection with the Property.  If Seller  provides or has provided any documents, summaries, opinions or work product of consultants, surveyors, architects, engineers, title companies, governmental authorities or any other person or entity with respect to the Property, including, without limitation, the offering prepared by Broker, Purchaser and Seller agree that Seller has done so or shall do so only for the convenience of both parties, Purchaser shall not rely thereon and the reliance by Purchaser upon any such documents, summaries, opinions or work product shall not create or give rise to any liability of or against Seller’s Indemnified Parties.  Purchaser acknowledges and agrees that no representation has been made and no responsibility is assumed by Seller with respect to current and future applicable zoning or building code requirements or the compliance of the Property with any other laws, rules, ordinances or regulations, the financial earning capacity or expense history of the Property, the continuation of contracts, continued occupancy levels of the Property, or any part thereof, or the continued occupancy by tenants of any Leases or, without limiting any of the foregoing, occupancy at Closing.  Prior to Closing, Seller shall have the right, but not the obligation, to enforce its rights against any and all Property occupants, guests or tenants.  Purchaser agrees that the departure or removal, prior to Closing, of any of such guests, occupants or tenants shall not be the basis for, nor shall it give rise to, any claim on the part of Purchaser, nor shall it affect the obligations of Purchaser under this Contract in any manner whatsoever; and Purchaser shall close title and accept delivery of the Deed with or without such tenants in possession and without any allowance or reduction in the Purchase Price under this Contract.  Purchaser hereby releases Seller from any and all claims and liabilities relating to the foregoing matters.  The foregoing paragraph shall in no way limit, reduce or release any rights Purchaser may have for fraud.

6.3       Survival of Seller’s Representations.

  Seller and Purchaser agree that Seller’s Representations shall survive Closing for a period of 12 months (the “Survival Period”).  Seller shall have no liability after the Survival Period with respect to Seller’s Representations contained herein except to the extent that Purchaser has requested arbitration against Seller during the Survival Period for breach of any of Seller’s Representations.  Under no circumstances shall Seller be liable to Purchaser for more than $500,000 in any individual instance or in the aggregate for all breaches of Seller’s Representations, nor shall Purchaser be entitled to bring any claim for a breach of Seller’s Representations unless the claim for damages (either in the aggregate or as to any individual claim) by Purchaser exceeds $5,000.  In the event that Seller breaches any representation contained in Section 6.1 and Purchaser had actual knowledge of such breach prior to the Closing Date, and elected to close regardless, Purchaser shall be deemed to have waived any right of recovery, and Seller shall not have any liability in connection therewith.

6.4       Definition of Seller’s Knowledge.

  Any representations and warranties made “to the knowledge of Seller” shall not be deemed to imply any duty of inquiry.  For purposes of this Contract, the term Seller’s “knowledge” shall mean and refer only to actual knowledge of the Designated Employees and shall not be construed to refer to the knowledge of any other partner, officer, director, agent, employee or representative of Seller, or any affiliate of Seller, or to impose upon such Designated Employees any duty to investigate the matter to which such actual knowledge or the absence thereof pertains, or to impose upon such Designated Employees any individual personal liability.  As used herein, the term “Designated Employees” shall refer to Brenda DeVore, who is the regional property manager handling this Property, Victor Bellavia, who is the regional vice president handling this Property and Janice Olivier, who is the community manager handling this Property.

6.5       Representations and Warranties of Purchaser.

  For the purpose of inducing Seller to enter into this Contract and to consummate the sale and purchase of the Property in accordance herewith, Purchaser represents and warrants to Seller the following as of the Effective Date and as of the Closing Date:

6.5.1        Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Florida.

6.5.2        Purchaser, acting through any of its or their duly empowered and authorized officers or members, has all necessary entity power and authority to own and use its properties and to transact the business in which it is engaged, and has full power and authority to enter into this Contract, to execute and deliver the documents and instruments required of Purchaser herein, and to perform its obligations hereunder; and no consent of any of Purchaser’s partners, directors, officers or members are required to so empower or authorize Purchaser.  The compliance with or fulfillment of the terms and conditions hereof will not conflict with, or result in a breach of, the terms, conditions or provisions of, or constitute a default under, any contract to which Purchaser is a party or by which Purchaser is otherwise bound, which conflict, breach or default would have a material adverse affect on Purchaser’s ability to consummate the transaction contemplated by this Contract.  This Contract is a valid, binding and enforceable agreement against Purchaser in accordance with its terms.

6.5.3        No pending or, to the knowledge of Purchaser, threatened litigation exists which if determined adversely would restrain the consummation of the transactions contemplated by this Contract or would declare illegal, invalid or non-binding any of Purchaser’s obligations or covenants to Seller.

6.5.4        Other than Seller’s Representations, Purchaser has not relied on any representation or warranty made by Seller or any representative of Seller (including, without limitation, Broker) in connection with this Contract and the acquisition of the Property.

6.5.5        The Broker and its affiliates do not, and will not at the Closing, have any direct or indirect legal, beneficial, economic or voting interest in Purchaser (or in an assignee of Purchaser, which pursuant to Section 13.3, acquires the Property at the Closing), nor has Purchaser or any affiliate of Purchaser granted (as of the Effective Date or the Closing Date) the Broker or any of its affiliates any right or option to acquire any direct or indirect legal, beneficial, economic or voting interest in Purchaser.

6.5.6        Purchaser is not a Prohibited Person.

6.5.7        To Purchaser’s knowledge, none of its investors, affiliates or brokers or other agents (if any), acting or benefiting in any capacity in connection with this Contract is a Prohibited Person.

6.5.8        The funds or other assets Purchaser will transfer to Seller under this Contract are not the property of, or beneficially owned, directly or indirectly, by a Prohibited Person.

6.5.9        The funds or other assets Purchaser will transfer to Seller under this Contract are not the proceeds of specified unlawful activity as defined by 18 U.S.C. § 1956(c)(7).

ARTICLE VII
OPERATION OF THE PROPERTY

7.1       Leases and Property Contracts.

  During the period of time from the Effective Date to the Closing Date, in the ordinary course of business and consistent with past business practices, Seller may enter into new Property Contracts, new Leases, renew existing Leases or modify, terminate or accept the surrender or forfeiture of any of the Leases, modify any Property Contracts, or institute and prosecute any available remedies for default under any Lease or Property Contract without first obtaining the written consent of Purchaser; provided, however, Seller agrees that any such new Property Contracts shall be terminable on thirty (30) days’ prior written notice without payment or penalty or any new or renewed Leases shall not have a term in excess of 1 year without the prior written consent of Purchaser in either case, which consent shall not be unreasonably withheld, conditioned or delayed.

7.2       General Operation of Property.

  Except as specifically set forth in this Article VII, Seller shall operate, maintain and repair the Property after the Effective Date in the ordinary course of business and consistent with past business practices, and except as necessary in Seller’s sole discretion to address (a) any life or safety issue at the Property or (b) any other matter which in Seller’s reasonable discretion materially adversely affects the value of the Property, Seller will not make any material alterations to the Property or remove any material Fixtures and Tangible Personal Property without the prior written consent of Purchaser which consent shall not be unreasonably withheld, denied or delayed.  Notwithstanding the foregoing, Seller shall have no obligation to make capital repairs and/or capital improvements to the Property.

7.3       Liens.

  Other than utility easements and temporary construction easements granted by Seller in the ordinary course of business, Seller covenants that it will not voluntarily create or cause any lien or encumbrance to attach to the Property between the Effective Date and the Closing Date (other than Leases and Property Contracts as provided in Section 7.1) unless Purchaser approves such lien or encumbrance, which approval shall not be unreasonably withheld, conditioned or delayed.  If Purchaser approves any such subsequent lien or encumbrance, the same shall be deemed a Permitted Encumbrance for all purposes hereunder.

7.4       Insurance.

  During the period of time from the Effective Date to the Closing Date, Seller shall, at its expense, continue to maintain all current insurance policies that were in place as of the Effective Date (or replace such insurance with comparable insurance having limits which are not less than the limits provided for under Seller’s existing insurance policies.

ARTICLE VIII
CONDITIONS PRECEDENT TO CLOSING

8.1       Purchaser’s Conditions to Closing.

  Purchaser’s obligation to close under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.1.1        All of the documents required to be delivered by Seller to Purchaser at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.1.2        Each of Seller’s Representations shall be true in all material respects as of the Closing Date;

8.1.3        Seller shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Seller hereunder; and

8.1.4        Neither Seller nor Seller’s general partner shall be a debtor in any bankruptcy proceeding nor shall have been in the last 6 months a debtor in any bankruptcy proceeding;

If any condition to Closing set forth in this Section 8.1 is not met, Purchaser may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date with no offset or deduction from the Purchase Price, (b) terminate this Contract and receive a return of the Deposit from the Escrow Agent, or (c) if such failure constitutes a default by Seller, exercise any of its remedies pursuant to Section 10.2.

8.2       Seller’s Conditions to Closing.

  Without limiting any of the rights of Seller elsewhere provided for in this Contract, Seller’s obligation to close with respect to conveyance of the Property under this Contract shall be subject to and conditioned upon the fulfillment of the following conditions precedent:

8.2.1        All of the documents and funds required to be delivered by Purchaser to Seller at the Closing pursuant to the terms and conditions hereof shall have been delivered;

8.2.2        Each of the representations, warranties and covenants of Purchaser contained herein shall be true in all material respects as of the Closing Date;

8.2.3        Purchaser shall have complied with, fulfilled and performed in all material respects each of the covenants, terms and conditions to be complied with, fulfilled or performed by Purchaser hereunder;

8.2.4        Seller shall have received all consents, documentation and approvals necessary to consummate and facilitate the transactions contemplated hereby, including, without limitation, a tax free exchange pursuant to Section 13.18 (and the amendment of Seller’s (or Seller’s affiliates’) partnership or other organizational documents in connection therewith), (a) from Seller’s partners, members, managers, shareholders or directors to the extent required by Seller’s (or Seller’s affiliates’) organizational documents, and (b) as required by law;

8.2.5        There shall not be any pending litigation or, to the knowledge of either Purchaser or Seller, any litigation threatened in writing, which, if adversely determined, would restrain the consummation of any of the transactions contemplated by this Contract or declare illegal, invalid or nonbinding any of the covenants or obligations of the Purchaser; and

8.2.6        The Loan Assumption and Release shall have occurred.

If any of the foregoing conditions to Seller’s obligation to close with respect to conveyance of the Property under this Contract are not met, Seller may (a) waive any of the foregoing conditions and proceed to Closing on the Closing Date, or (b) terminate this Contract, and, if such failure constitutes a default by Purchaser, exercise any of its remedies under Section 10.1.

ARTICLE IX
BROKERAGE

9.1       Indemnity.

  Seller represents and warrants to Purchaser that it has dealt only with Marcus & Millichap, 100 North Tampa Street, Suite 1620, Tampa, Florida 33602, Attention:  Jamie B. May (“Broker”) in connection with this Contract.  Seller and Purchaser each represents and warrants to the other that, other than Broker, it has not dealt with or utilized the services of any other real estate broker, sales person or finder in connection with this Contract, and each party agrees to indemnify, hold harmless, and, if requested in the sole and absolute discretion of the indemnitee, defend (with counsel approved by the indemnitee) the other party from and against all Losses relating to brokerage commissions and finder’s fees arising from or attributable to the acts or omissions of the indemnifying party.

9.2       Broker Commission.

  If the Closing occurs, Seller agrees to pay Broker a commission according to the terms of a separate contract.  Broker shall not be deemed a party or third party beneficiary of this Contract.  As a condition to Seller’s obligation to pay the commission, Broker shall execute the signature page for Broker attached hereto solely for purposes of confirming the matters set forth therein.

ARTICLE X
DEFAULTS AND REMEDIES

10.1     Purchaser Default.

  If Purchaser defaults in its obligations hereunder to (a) after one Business Day notice and opportunity to cure, deliver the Initial Deposit or Additional Deposit (or any other deposit or payment required of Purchaser hereunder), (b) deliver to Seller the deliveries specified under Section 5.3 on the date required thereunder, or (c) deliver the Purchase Price at the time required by Section 2.2.4 and close on the purchase of the Property on the Closing Date, then, immediately and without the right to receive notice or to cure pursuant to Section 2.2.3, Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property.  If, Purchaser defaults in any of its other representations, warranties or obligations under this Contract, and such default continues for more than 10 days after written notice from Seller, then Purchaser shall forfeit the Deposit, and the Escrow Agent shall deliver the Deposit to Seller, and neither party shall be obligated to proceed with the purchase and sale of the Property.  The Deposit is liquidated damages and recourse to the Deposit is, except for Purchaser’s indemnity and confidentiality obligations hereunder, Seller’s sole and exclusive remedy for Purchaser’s failure to perform its obligation to purchase the Property or breach of a representation or warranty.  Seller expressly waives the remedies of specific performance and additional damages for such default by Purchaser.  SELLER AND PURCHASER ACKNOWLEDGE THAT SELLER’S DAMAGES WOULD BE DIFFICULT TO DETERMINE, AND THAT THE DEPOSIT IS A REASONABLE ESTIMATE OF SELLER’S DAMAGES RESULTING FROM A DEFAULT BY PURCHASER IN ITS OBLIGATION TO PURCHASE THE PROPERTY.  SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.1 IS INTENDED TO AND DOES LIQUIDATE THE AMOUNT OF DAMAGES DUE SELLER, AND SHALL BE SELLER’S EXCLUSIVE REMEDY AGAINST PURCHASER, BOTH AT LAW AND IN EQUITY, ARISING FROM OR RELATED TO A BREACH BY PURCHASER OF ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT, OTHER THAN WITH RESPECT TO PURCHASER’S INDEMNITY AND CONFIDENTIALITY OBLIGATIONS HEREUNDER.

10.2     Seller Default.

  If Seller defaults in its obligations hereunder to (a) deliver to Escrow Agent the deliveries specified under Section 5.2 on the date required thereunder or (b) satisfy the conditions contained in Sections 8.1.1, 8.1.3 (with respect to the covenants of Seller to be performed on the Closing Date only) or 8.1.4 and provided that Purchaser is, on the Closing Date, ready, willing and able to deliver all of Purchaser’s deliveries specified by Section 5.3, then Seller shall be deemed to immediately be in default and Purchaser may exercise Purchaser’s rights contained in this Section 10.2 without any opportunity of Seller to cure such default.  If Seller, prior to the Closing, defaults in its covenants or obligations under this Contract which are to be performed prior to Closing and such default continues for more than 10 days after written notice from Purchaser (provided that the same shall not extend the Closing Date more than 1 Business Day), then, at Purchaser’s election and as Purchaser’s sole and exclusive remedy, either (a) this Contract shall terminate, and all payments and things of value, including the Deposit, provided by Purchaser hereunder shall be immediately returned to Purchaser and Purchaser may recover, as its sole recoverable damages (but without limiting its right to receive a refund of the Deposit), its direct and actual out-of-pocket expenses and costs (documented by paid invoices to third parties) in connection with this transaction, which damages shall not exceed $150,000 in aggregate, or (b) subject to the conditions below, Purchaser may seek specific performance of Seller’s obligation to deliver the Deed pursuant to this Contract (but not damages).  Purchaser may seek specific performance of Seller’s obligation to deliver the Deed pursuant to this Contract only if, as a condition precedent to initiating such litigation for specific performance, Purchaser shall file suit with respect to such litigation therefor with the court on or before the 90th day after the Closing Date; if Purchaser fails to file an action for specific performance within 90 days after the Closing Date, then Purchaser shall be deemed to have elected to terminate the Contract in accordance with subsection (a) above.  Purchaser agrees that it shall promptly deliver to Seller an assignment of all of Purchaser’s right, title and interest in and to (together with possession of) all plans, studies, surveys, reports, and other materials paid for with the out-of-pocket expenses reimbursed by Seller pursuant to the foregoing sentence.  SELLER AND PURCHASER FURTHER AGREE THAT THIS SECTION 10.2 IS INTENDED TO AND DOES LIMIT THE AMOUNT OF DAMAGES DUE PURCHASER AND THE REMEDIES AVAILABLE TO PURCHASER, AND SHALL BE PURCHASER’S EXCLUSIVE REMEDY AGAINST SELLER, BOTH AT LAW AND IN EQUITY ARISING FROM OR RELATED TO A BREACH BY SELLER OF ITS COVENANTS OR ITS OBLIGATION TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED BY THIS CONTRACT.  UNDER NO CIRCUMSTANCES MAY PURCHASER SEEK OR BE ENTITLED TO RECOVER ANY SPECIAL, CONSEQUENTIAL, PUNITIVE, SPECULATIVE OR INDIRECT DAMAGES, ALL OF WHICH PURCHASER SPECIFICALLY WAIVES, FROM SELLER FOR ANY BREACH BY SELLER, OF ITS COVENANTS OR ITS OBLIGATIONS UNDER THIS CONTRACT.  PURCHASER SPECIFICALLY WAIVES THE RIGHT TO FILE ANY LIS PENDENS OR ANY LIEN AGAINST THE PROPERTY UNLESS AND UNTIL IT HAS IRREVOCABLY ELECTED TO SEEK SPECIFIC PERFORMANCE OF THIS CONTRACT AND HAS FILED AND IS DILIGENTLY PURSUING AN ACTION SEEKING SUCH REMEDY.

ARTICLE XI
RISK OF LOSS OR CASUALTY

11.1     Major Damage.

  In the event that the Property is damaged or destroyed by fire or other casualty prior to Closing, and the cost for demolition, site cleaning, restoration, replacement, or other repairs (collectively, the “Repairs”), is more than $750,000.00, then Seller shall have no obligation to make such Repairs, and shall notify Purchaser in writing of such damage or destruction (the “Damage Notice”).  Within 10 Business Days after Purchaser’s receipt of the Damage Notice, Purchaser may elect at its option to terminate this Contract by delivering written notice to Seller in which event the Deposit shall be refunded to Purchaser.  In the event Purchaser fails to terminate this Contract within the foregoing 10 Business Day period, this transaction shall be closed in accordance with Section 11.3 below.

11.2     Minor Damage.

  In the event that the Property is damaged or destroyed by fire or other casualty prior to the Closing, and the cost of Repairs is equal to or less than $750,000.00, this transaction shall be closed in accordance with Section 11.3, notwithstanding such casualty.  In such event, Seller may at its election endeavor to make such Repairs to the extent of any recovery from insurance carried on the Property, if such Repairs can be reasonably effected before the Closing.  Regardless of Seller’s election to commence such Repairs, or Seller’s ability to complete such Repairs prior to Closing, this transaction shall be closed in accordance with Section 11.3 below.  In the event that such insurance proceeds are not reasonably equivalent to the cost to complete the Repairs and Seller has not agreed to give a credit to Purchaser at Closing in the amount of the deficiency between the cost of the Repairs and the insurance proceeds, then Purchaser may terminate this Contract (by written notice given to Seller within five (5) days after Purchaser is first notified of such deficiency) and receive a prompt refund of the Deposit.

11.3     Closing.

  If Purchaser fails to terminate this Contract following a casualty as set forth in Section 11.1 or Section 11.2 or in the event of a casualty as set forth in Section 11.2, then this transaction shall be closed in accordance with the terms of the Contract, at Seller’s election, either (i) for the full Purchase Price, notwithstanding any such casualty, in which case Purchaser shall, at Closing, execute and deliver an assignment and assumption (in a form reasonably required by Seller and Purchaser) of Seller’s rights and obligations with respect to the insurance claim related to such casualty, and thereafter Purchaser shall receive all insurance proceeds pertaining to such claim, less any amounts which may already have been spent by Seller for Repairs (plus a credit against the Purchase Price at Closing in the amount of any deductible payable by Seller in connection therewith); or (ii) for the full Purchase Price less a credit to Purchaser in the amount necessary to complete such Repairs (less any amounts which may already have been spent by Seller for Repairs).

11.4     Repairs.

  To the extent that Seller elects to commence any Repairs prior to Closing, then Seller shall be entitled to receive and apply available insurance proceeds to any portion of such Repairs completed or installed prior to Closing, with Purchaser being responsible for completion of such Repairs after Closing.  To the extent that any Repairs have been commenced prior to Closing, then the Property Contracts shall include, and Purchaser shall assume at Closing, all construction and other contracts entered into by Seller in connection with such Repairs.

ARTICLE XII
EMINENT DOMAIN

12.1     Eminent Domain.

  In the event that, at the time of Closing, any material part of the Property is (or previously has been) acquired or is about to be acquired, or condemnation proceedings are commenced, by any agency or entity by the powers of eminent domain or transfer in lieu thereof (or in the event that at such time there is any notice of any such acquisition or intent to acquire by any such governmental agency), Purchaser shall have the right, at Purchaser’s option, to terminate this Contract by giving written notice within 10 Business Days after Purchaser’s receipt from Seller of notice of the occurrence of such event, and if Purchaser so terminates this Contract, Purchaser shall recover the Deposit hereunder.  If Purchaser fails to terminate this Contract within such 10 Business Day period, this transaction shall be closed in accordance with the terms of this Contract for the full Purchase Price and Purchaser shall receive the full benefit of any condemnation award.  It is expressly agreed between the parties hereto that this section shall in no way apply to customary dedications for public purposes which may be necessary for the development of the Property.

ARTICLE XIII
MISCELLANEOUS

13.1     Binding Effect of Contract.

  This Contract shall not be binding on either party until executed by both Purchaser and Seller.  Neither the Escrow Agent’s nor the Broker’s execution of this Contract shall be a prerequisite to its effectiveness.  Subject to Section 13.3, this Contract shall be binding upon and inure to the benefit of Seller and Purchaser, and their respective successors and permitted assigns.

13.2     Exhibits and Schedules.

  All Exhibits and Schedules, whether or not annexed hereto, are a part of this Contract for all purposes.

13.3     Assignability.

  Except to the extent required to comply with the provisions of Section 13.18 related to a 1031 Exchange, this Contract is not assignable by Purchaser without first obtaining the prior written approval of Seller.  Notwithstanding the foregoing, Purchaser may assign this Contract, without first obtaining the prior written approval of Seller, to one or more entities so long as (a) Purchaser is an affiliate of the purchasing entity(ies), (b) Purchaser is not released from its liability hereunder, and (c) Purchaser provides written notice to Seller of any proposed assignment no later than 10 days prior to the Closing Date.  As used herein, an affiliate is a person or entity controlled by, under common control with, or controlling another person or entity.

13.4     Captions.

  The captions, headings, and arrangements used in this Contract are for convenience only and do not in any way affect, limit, amplify, or modify the terms and provisions hereof.

13.5     Number and Gender of Words.

  Whenever herein the singular number is used, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

13.6     Notices.

  All notices, demands, requests and other communications required or permitted hereunder (except for a notice of termination given pursuant to Section 3.2 which may be by email) shall be in writing, and shall be (a) personally delivered with a written receipt of delivery; (b) sent by a nationally-recognized overnight delivery service requiring a written acknowledgement of receipt or providing a certification of delivery or attempted delivery; (c) sent by certified or registered mail, return receipt requested; or (d) sent by confirmed facsimile transmission or electronic delivery with an original copy thereof transmitted to the recipient by one of the means described in subsections (a) through (c) no later than 3 Business Days thereafter.  All notices shall be deemed effective when actually delivered as documented in a delivery receipt; provided, however, that if the notice was sent by overnight courier or mail as aforesaid and is affirmatively refused or cannot be delivered during customary business hours by reason of the absence of a signatory to acknowledge receipt, or by reason of a change of address with respect to which the addressor did not have either knowledge or written notice delivered in accordance with this paragraph, then the first attempted delivery shall be deemed to constitute delivery.  Each party shall be entitled to change its address for notices from time to time by delivering to the other party notice thereof in the manner herein provided for the delivery of notices.  All notices shall be sent to the addressee at its address set forth following its name below:

To Purchaser:

WRH Properties
100 Second Avenue South
Suite 904
St. Petersburg, Florida 33701
Attention:  J. Mark Rutledge
Telephone: 727-892-3005
Facsimile: 727-892-3001
mrutledge@wrhrealty.com

with a copy to:

Trenam Kemker
P.O. Box 1102
101 East Kennedy Boulevard
Suite 2700
Tampa, Florida 33601
Attention:  Robert G. Stern, Esq.
Telephone:  813-227-7443
Facsimile:  813-229-6553
rstern@tenam.com

To Seller:

c/o AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado  80237
Attention: Mark Reoch and Brian Bornhorst

Telephone:  303-691-4337 (Mark Reoch) and 303-691-4472 (Brian Bornhorst)

Facsimile:  303-300-3261 (Mark Reoch and Brian Bornhorst)

Electronic Mail:  mark.reoch@aimco.com and brian.bornhorst@aimco.com

And:

c/o AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado  80237
Attention:  Mr. Harry Alcock
Telephone:  303-691-4344
Facsimile:  303-300-3282
harry.alcock@aimco.com

with copy to:

AIMCO
4582 South Ulster Street Parkway
Suite 1100
Denver, Colorado  80237
Attention:  John Spiegleman, Esq.
Telephone: 303-691-4303
Facsimile:  720-200-6882
john.spiegleman@aimco.com

and a copy to:

Marcus & Millichap
100 North Tampa Street
Suite 1620
Tampa, Florida 33602
Attention:  Jamie B. May
Telephone:  813-221-7100 extension 1340
Facsimile:  813-221-7110
jbm@marcusmillichap.com

and a copy to:

Bryan Cave LLP
1290 Avenue of the Americas
New York, New York 10104
Attention:  Sandor A. Green, Esq.
Telephone: 212-541-2049
Facsimile:  212-541-1449
sagreen@bryancave.com

Any notice required hereunder to be delivered to the Escrow Agent shall be delivered in accordance with above provisions as follows:

First American Title Insurance Company of New York
633 Third Avenue
New York, New York 10017
Attention: Linda J. Isaacson
Telephone: 212-850-0664
Facsimile: 212-331-1467
lisaacson@firstam.com

Unless specifically required to be delivered to the Escrow Agent pursuant to the terms of this Contract, no notice hereunder must be delivered to the Escrow Agent in order to be effective so long as it is delivered to the other party in accordance with the above provisions.

13.7     Governing Law and Venue.

  The laws of the State of Florida shall govern the validity, construction, enforcement, and interpretation of this Contract, unless otherwise specified herein except for the conflict of laws provisions thereof.  Subject to Section 13.24, all claims, disputes and other matters in question arising out of or relating to this Contract, or the breach thereof, shall be decided by proceedings instituted and litigated in a court of competent jurisdiction in the state and county in which the Property is situated, and the parties hereto expressly consent to the venue and jurisdiction of such court.

13.8     Entire Agreement.

  This Contract embodies the entire Contract between the parties hereto concerning the subject matter hereof and supersedes all prior conversations, proposals, negotiations, understandings and contracts, whether written or oral.

13.9     Amendments.

  This Contract shall not be amended, altered, changed, modified, supplemented or rescinded in any manner except by a written contract executed by all of the parties; provided, however, that, (a) the signature of the Escrow Agent shall not be required as to any amendment of this Contract other than an amendment of Section 2.3, and (b) the signature of the Broker shall not be required as to any amendment of this Contract

13.10   Severability.

  In the event that any part of this Contract shall be held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be reformed, and enforced to the maximum extent permitted by law.  If such provision cannot be reformed, it shall be severed from this Contract and the remaining portions of this Contract shall be valid and enforceable.

13.11   Multiple Counterparts/Facsimile Signatures.

  This Contract may be executed in a number of identical counterparts.  This Contract may be executed by facsimile signatures or electronic delivery of signatures which shall be binding on the parties hereto, with original signatures to be delivered as soon as reasonably practical thereafter.

13.12   Construction.

  No provision of this Contract shall be construed in favor of, or against, any particular party by reason of any presumption with respect to the drafting of this Contract; both parties, being represented by counsel, having fully participated in the negotiation of this instrument.

13.13   Confidentiality.

  Purchaser shall use reasonable efforts not to disclose the terms and conditions contained in this Contract and shall keep the same confidential, provided that Purchaser may disclose the terms and conditions of this Contract (a) as required by law, (b) to consummate the terms of this Contract, or any financing relating thereto, or (c) to Purchaser’s or Seller’s lenders, attorneys, accountants, shareholders, officers and investors.  Any information obtained by Purchaser in the course of its inspection of the Property, and any Materials provided by Seller to Purchaser hereunder, shall be confidential and Purchaser shall be prohibited from making such information public to any other person or entity other than its Consultants, without Seller’s prior written authorization, which may be granted or denied in Seller’s sole discretion.  In addition, Purchaser shall use its reasonable efforts to prevent its Consultants from divulging any such confidential information to any unrelated third parties except as reasonably necessary to third parties engaged by Purchaser for the limited purpose of analyzing and investigating such information for the purpose of consummating the transaction contemplated by this Contract.  Unless and until the Closing occurs, Purchaser shall not market the Property (or any portion thereof) to any prospective purchaser or lessee without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion.  Notwithstanding the provisions of Section 13.8, Purchaser agrees that the covenants, restrictions and agreements of Purchaser contained in any confidentiality agreement executed by Purchaser prior to the Effective Date shall survive the execution of this Contract and shall not be superseded hereby.

13.14   Time of the Essence.

  It is expressly agreed by the parties hereto that time is of the essence with respect to this Contract and any aspect thereof.

13.15   Waiver.

  No delay or omission to exercise any right or power accruing upon any default, omission, or failure of performance hereunder shall impair any right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient.  No waiver, amendment, release, or modification of this Contract shall be established by conduct, custom, or course of dealing and all waivers must be in writing and signed by the waiving party.

13.16   Attorneys’ Fees.

  In the event either party hereto commences litigation or arbitration against the other to enforce its rights hereunder, the prevailing party in such litigation shall be entitled to recover from the other party its reasonable attorneys’ fees and expenses incidental to such litigation and arbitration, including the cost of in-house counsel and any appeals.

13.17   Time Zone/Time Periods.

  Any reference in this Contract to a specific time shall refer to the time in the time zone where the Property is located.  (For example, a reference to 3:00 p.m. refers to 3:00 p.m. MST if the Property is located in Denver, Colorado.)  Should the last day of a time period fall on a weekend or legal holiday, the next Business Day thereafter shall be considered the end of the time period.

13.18   1031 Exchange.

  Seller and Purchaser acknowledge and agree that the purchase and sale of the Property may be part of a tax-free exchange for either Purchaser or Seller pursuant to Section 1031 of the Code, the regulations promulgated thereunder, revenue procedures, pronouncements and other guidance issued by the Internal Revenue Service.  Each party hereby agrees to cooperate with each other and take all reasonable steps on or before the Closing Date to facilitate such exchange if requested by the other party, provided that (a) no party making such accommodation shall be required to acquire any substitute property, (b) such exchange shall not affect the representations, warranties, liabilities and obligations of the parties to each other under this Contract, (c) no party making such accommodation shall incur any additional cost, expense or liability in connection with such exchange (other than expenses of reviewing and executing documents required in connection with such exchange), and (d) no dates in this Contract will be extended as a result thereof, except as specifically provided herein.  Notwithstanding anything in this Section 13.18 to the contrary, Seller shall have the right to extend the Closing Date (as extended pursuant to the second or third sentences of Section 5.1) for up to 30 days in order to facilitate a tax free exchange pursuant to this Section 13.18, and to obtain all documentation in connection therewith.

13.19   No Personal Liability of Officers, Trustees or Directors of Seller’s Partners.

  Purchaser acknowledges that this Contract is entered into by Seller which is a Delaware limited partnership, and Purchaser agrees that none of Seller’s Indemnified Parties shall have any personal liability under this Contract or any document executed in connection with the transactions contemplated by this Contract.

13.20   No Exclusive Negotiations.

  Seller shall have the right, at all times prior to the expiration of the Feasibility Period, to solicit backup offers and enter into discussions, negotiations, or any other communications concerning or related to the sale of the Property with any third-party; provided, however, that such communications are subject to the terms of this Contract, and that Seller shall not enter into any binding contract with a third-party for the sale of the Property unless such contract is contingent on the termination of this Contract without the Property having been conveyed to Purchaser.

13.21   ADA Disclosure.

  Purchaser acknowledges that the Property may be subject to the federal Americans With Disabilities Act (the “ADA”) and the federal Fair Housing Act (the “FHA”).  The ADA requires, among other matters, that tenants and/or owners of “public accommodations” remove barriers in order to make the Property accessible to disabled persons and provide auxiliary aids and services for hearing, vision or speech impaired persons.  Seller makes no warranty, representation or guarantee of any type or kind with respect to the Property’s compliance with the ADA or the FHA (or any similar state or local law), and Seller expressly disclaims any such representations.

13.22   No Recording.

  Except for concurrently with filing a suit for specific performance, Purchaser shall not cause or allow this Contract or any contract or other document related hereto, nor any memorandum or other evidence hereof, to be recorded or become a public record without Seller’s prior written consent, which consent may be withheld at Seller’s sole discretion.  If Purchaser records this Contract or any other memorandum or evidence thereof, Purchaser shall be in default of its obligations under this Contract.  Purchaser hereby appoints Seller as Purchaser’s attorney-in-fact to prepare and record any documents necessary to effect the nullification and release of the Contract or other memorandum or evidence thereof from the public records.  This appointment shall be coupled with an interest and irrevocable.

13.23   Relationship of Parties.

  Purchaser and Seller acknowledge and agree that the relationship established between the parties pursuant to this Contract is only that of a seller and a purchaser of property.  Neither Purchaser nor Seller is, nor shall either hold itself out to be, the agent, employee, joint venturer or partner of the other party.

13.24   Dispute Resolution.

  Any controversy, dispute, or claim of any nature arising out of, in connection with, or in relation to the interpretation, performance, enforcement or breach of this Contract (and any closing document executed in connection herewith), including any claim based on contract, tort or statute, shall be resolved at the written request of any party to this Contract by binding arbitration.  The arbitration shall be administered in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association.  Any matter to be settled by arbitration shall be submitted to the American Arbitration Association in the state and county in which the Property is located.  The parties shall attempt to designate one arbitrator from the American Arbitration Association.  If they are unable to do so within 30 days after written demand therefor, then the American Arbitration Association shall designate an arbitrator.  The arbitration shall be final and binding, and enforceable in any court of competent jurisdiction.  The arbitrator shall award attorneys’ fees (including those of in-house counsel) and costs to the prevailing party and charge the cost of arbitration to the party which is not the prevailing party.  Notwithstanding anything herein to the contrary, this Section 13.24 shall not prevent Purchaser or Seller from seeking and obtaining equitable relief on a temporary or permanent basis, including, without limitation, a temporary restraining order, a preliminary or permanent injunction or similar equitable relief, from a court of competent jurisdiction located in the state and county in which the Property is located (to which all parties hereto consent to venue and jurisdiction) by instituting a legal action or other court proceeding in order to protect or enforce the rights of such party under this Contract or to prevent irreparable harm and injury.  The court’s jurisdiction over any such equitable matter, however, shall be expressly limited only to the temporary, preliminary, or permanent equitable relief sought; all other claims initiated under this Contract between the parties hereto shall be determined through final and binding arbitration in accordance with this Section 13.24.

13.25   AIMCO Marks.

  Purchaser agrees that Seller, the Property Manager or AIMCO, or their respective affiliates, are the sole owners of all right, title and interest in and to the AIMCO Marks (or have the right to use such AIMCO Marks pursuant to license agreements with third parties) and that no right, title or interest in or to the AIMCO Marks is granted, transferred, assigned or conveyed as a result of this Contract.  Purchaser further agrees that Purchaser will not use the AIMCO Marks for any purpose.

13.26   Non-Solicitation of Employees.

  Prior to the expiration of the Feasibility Period, Purchaser acknowledges and agrees that, without the express written consent of Seller, neither Purchaser nor any of Purchaser’s employees, affiliates or agents shall solicit any of Seller’s employees or any employees located at the Property (or any of Seller’s affiliates’ employees located at any property owned by such affiliates) for potential employment.

13.27   Survival.

  Except for (a) all of the provisions of this Article XIII (other than Sections 13.18 and 13.20); (b) Sections 2.3, 3.3, 3.4, 3.5, 4.5.5, 4.5.6, 5.4, 5.5, 6.2, 6.5, 9.1, 11.4, and 14.1; (c) any other provisions in this Contract, that by their express terms survive the termination or Closing; (d) and all mutual indemnity obligations and (e) any payment obligation of Purchaser under this Contract (the foregoing (a), (b), (c), (d) and (e) referred to herein as the “Survival Provisions”), none of the terms and provisions of this Contract shall survive the termination of this Contract, and if the Contract is not so terminated, all of the terms and provisions of this Contract (other than the Survival Provisions, which shall survive the Closing) shall be merged into the Closing documents and shall not survive Closing.

13.28   Multiple Purchasers.

  As used in this Contract, the term “Purchaser” means all entities acquiring any interest in the Property at the Closing, including, without limitation, any assignee(s) of the original Purchaser pursuant to Section 13.3 of this Contract.  In the event that “Purchaser” has any obligations or makes any covenants, representations or warranties under this Contract, the same shall be made jointly and severally by all entities being a Purchaser hereunder.

13.29   Radon Gas.

  Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time.  Levels of radon that exceed federal and state guidelines have been found in buildings in Florida.  Additional information regarding radon and radon testing may be obtained from your county health department.  This paragraph is provided for informational purposes pursuant to Section 404.056(5), Florida Statutes.

13.30   Energy Efficiency.

  Purchaser may have the building’s energy efficiency rating determined.  Seller has, simultaneously with the execution hereof, delivered to Purchaser a copy of the Florida Building Energy Efficiency Rating System pamphlet prepared by the State of Florida Department of Community Affairs.  This paragraph is provided for informational purposes pursuant to Section 553.996, Florida Statutes.

ARTICLE XIV
LEAD–BASED PAINT DISCLOSURE

14.1     Disclosure.

  Seller and Purchaser hereby acknowledge delivery of the Lead Based Paint Disclosure attached as Exhibit H hereto.

[Remainder of Page Intentionally Left Blank]

NOW, THEREFORE, the parties hereto have executed this Contract as of the date first set forth above.

Seller:

CENTURY PROPERTIES FUND XIX, LP, a Delaware limited partnership

By:     FOX PARTNERS II, a California general partnership, its general partner

By:    FOX CAPITAL MANAGEMENT CORPORATION, a California corporation, its managing general partner

By:  /s/Brian J. Bornhorst

Name:  Brian J. Bornhorst

Title:  Vice President

Purchaser:

WRH PROPERTIES, INC., a Florida corporation

By:  /s/J. Mark Rutledge
Name:  J. Mark Rutledge
Title:  President

SCHEDULE 1

DEFINED TERMS

1.1.            “ADA” shall have the meaning set forth in Section 13.21.

1.2.            “Additional Deposit” shall have the meaning set forth in Section 2.2.2.

1.3.            “AIMCO” means Apartment Investment and Management Company.

1.4.            “AIMCO Marks” means all words, phrases, slogans, materials, software, proprietary systems, trade secrets, proprietary information and lists, and other intellectual property owned or used by Seller, the Property Manager, or AIMCO in the marketing, operation or use of the Property (or in the marketing, operation or use of any other properties managed by the Property Manager or owned by AIMCO or an affiliate of either Property Manager or AIMCO).

1.5.            “Assumed Mortgage” shall have the meaning set forth in Section 4.5.1.

1.6.            “Assumed Encumbrances” shall have the meaning set forth in Section 4.5.1.

1.7.            “Assumed Loan Documents” shall have the meaning set forth in Section 4.5.1.

1.8.            “Broker” shall have the meaning set forth in Section 9.1.

1.9.            “Business Day” means any day other than a Saturday or Sunday or Federal holiday or legal holiday in the States of Colorado, New York, or Florida.

1.10.        “Closing” means the consummation of the purchase and sale and related transactions contemplated by this Contract in accordance with the terms and conditions of this Contract.

1.11.        “Closing Date” means the date on which date the Closing of the conveyance of the Property is required to be held pursuant to Section 5.1.

1.12.        “Code” shall have the meaning set forth in Section 2.3.6.

1.13.        “Consent Agreement” shall have the meaning set forth in Section 14.2.

1.14.        “Consultants” shall have the meaning set forth in Section 3.1.

1.15.        “Damage Notice” shall have the meaning set forth in Section 11.1.

1.16.        “Deed” shall have the meaning set forth in Section 5.2.1.

1.17.        “Deposit” means, to the extent actually deposited by Purchaser with Escrow Agent, the Initial Deposit and the Additional Deposit.

1.18.        “Designated Employees” shall have the meaning set forth in Section 6.4.

1.19.        “Escrow Agent” shall have the meaning set forth in Section 2.2.1.

1.20.        “Excluded Permits” means those Permits which, under applicable law, are nontransferable and such other Permits, if any, as may be designated as Excluded Permits on Schedule 2.

1.21.        “Existing Survey” shall have the meaning set forth in Section 4.2.

1.22.        “Feasibility Period” shall have the meaning set forth in Section 3.1.

1.23.        “FHA” shall have the meaning set forth in Section 13.21.

1.24.        “Fixtures and Tangible Personal Property” means all fixtures, furniture, furnishings, fittings, equipment, machinery, apparatus, appliances and other articles of tangible personal property located on the Land or in the Improvements as of the Effective Date and used or usable in connection with the occupation or operation of all or any part of the Property, but only to the extent transferable.  The term “Fixtures and Tangible Personal Property” does not include (a) equipment leased by Seller and the interest of Seller in any equipment provided to the Property for use, but not owned or leased by Seller, expressly identified in Schedule 3, or (b) property owned or leased by any Tenant or guest, employee or other person furnishing goods or services to the Property, or (c) property and equipment owned by Seller, which in the ordinary course of business of the Property is not used exclusively for the business, operation or management of the Property and is expressly identified in Schedule 3, or (d) the property and equipment, if any, expressly identified in Schedule 3.

1.25.        “General Assignment” shall have the meaning set forth in Section 5.2.3.

1.26.        “Good Funds” shall have the meaning set forth in Section 2.2.1.

1.27.        “Improvements” means all buildings and improvements located on the Land taken “as is.”

1.28.        “Initial Deposit” shall have the meaning set forth in Section 2.2.1.

1.29.        “Inspections” shall have the meaning set forth in Section 3.1.

1.30.        “Land” means all of those certain tracts of land located in the State of Florida described on Exhibit A, and all rights, privileges and appurtenances pertaining thereto, as more particularly described in the Deed.

1.31.        “Lease(s)” means the interest of Seller in and to all leases, subleases and other occupancy contracts, whether or not of record, which provide for the use or occupancy of space or facilities on or relating to the Property and which are in force as of the Closing Date for the Property and which are specifically set forth on the Rent Roll or the Property Contracts list, as the same may be updated prior to Closing.

1.32.        “Leases Assignment” shall have the meaning set forth in Section 5.2.4.

1.33.        “Lender” shall mean Federal Home Loan Mortgage Corporation and Capmark Finance Inc.

1.34.        “Loan” shall have the meaning set forth in Section 4.5.1.

1.35.        “Lender Fees” shall have the meaning set forth in Section 4.5.5.

1.36.        “Loan Assumption Application” shall have the meaning set forth in Section 4.5.3.

1.37.        “Loan Assumption Application Submittal Deadline” shall have the meaning set forth in Section 4.5.3.

1.38.        “Loan Assumption and Release” shall have the meaning set forth in Section 4.5.2.

1.39.        “Loan Assumption Approval Period” shall have the meaning set forth in Section 4.5.9.

1.40.        “Loan Balance” shall have the meaning set forth in Section 2.2.3.

1.41.        “Losses” shall have the meaning set forth in Section 3.4.1.

1.42.        “Materials” shall have the meaning set forth in Section 3.5.

1.43.        “Miscellaneous Property Assets” means all contract rights, leases, concessions, warranties, plans, drawings and other items of intangible personal property relating to the ownership or operation of the Property and owned by Seller, excluding, however, (a) receivables, (b) Property Contracts, (c) Leases, (d) Permits, (e) cash or other funds, whether in petty cash or house “banks,” or on deposit in bank accounts or in transit for deposit, (f) refunds, rebates or other claims, or any interest thereon, for periods or events occurring prior to the Closing Date, (g) utility and similar deposits, (h) insurance or other prepaid items, (i) Seller’s proprietary books and records, or (j) any right, title or interest in or to the AIMCO Marks.  The term “Miscellaneous Property Assets” specifically includes all of Seller’s rights, if any, in and to the name “TAMARIND BAY” as it relates solely to use in connection with the Property (and not with respect to any other property owned or managed by Seller, Property Manager, AIMCO, or their respective affiliates) as well as all of Seller’s rights, if any, in and to all site specific phone numbers, site specific fax numbers, site specific web site addresses, collateral marketing materials, logos, floor plans, photos and the like, provided that none of the foregoing contain any AIMCO Marks.

1.44.        “New Exception” shall have the meaning set forth in Section 4.6.

1.45.        “New Exception Review Period” shall have the meaning set forth in Section 4.6.

1.46.        “Note” shall have the meaning set forth in Section 4.5.1.

1.47.        “Objection Deadline” shall have the meaning set forth in Section 4.3.

1.48.        “Objection Notice” shall have the meaning set forth in Section 4.3.

1.49.        “Objections” shall have the meaning set forth in Section 4.3.

1.50.        “Permits” means all licenses, approvals, authorizations, permits and the like granted by any governmental authority having jurisdiction over the Property or otherwise relating to the Property and owned by Seller.

1.51.        “Permitted Exceptions” shall have the meaning set forth in Section 4.4.

1.52.        “Prohibited Person” means any of the following:  (a) a person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing (effective September 24, 2001) (the “Executive Order”); (b) a person or entity owned or controlled by, or acting for or on behalf of any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (c) a person or entity that is named as a “specially designated national” or “blocked person” on the most current list published by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at its official website, http://www.treas.gov/offices/enforcement/ofac; (d) a person or entity that is otherwise the target of any economic sanctions program currently administered by OFAC; or (e) a person or entity that is affiliated with any person or entity identified in clause (a), (b), (c) and/or (d) above.

1.53.        “Property” means (a) the Land and Improvements, all of the easements, rights, privileges, and appurtenances, if any, belonging or in any way appertaining to the Land and Improvements, (b) the Property Contracts, Leases, Permits (other than Excluded Permits), Fixtures and Tangible Personal Property, and (c) the Miscellaneous Property Assets owned by Seller which are located on the Property or used in its operation.

1.54.        “Property Contracts” means all contracts, agreements, equipment leases, purchase orders, maintenance, service and similar contracts, excluding Leases, which are set forth on Schedule 6 which is attached hereto and incorporated herein by reference, regardless of whether entered into by Seller, Property Manager, or an affiliate of either, which relate to the ownership, maintenance, construction or repair and/or operation of the Property, whether or not assignable by their terms, but not including (a) any national contracts entered into by Seller, Property Manager, or AIMCO with respect to the Property (i) which terminate automatically upon transfer of the Property by Seller, or (ii) which Seller, in Seller’s sole discretion, elects to terminate with respect to the Property effective as of the Closing Date, or (b) any cellular phone contract or property management contract for the Property.  Property Contracts shall not include forward or similar long-term contracts to purchase electricity, natural gas, or other utilities, which contracts shall be “Utility Contracts” governed by the provisions of Section 5.4.11.

1.55.        “Property Contracts List” shall have the meaning set forth in Section 3.5.4.

1.56.        “Property Contracts Notice” shall have the meaning set forth in Section 3.6.

1.57.        “Property Manager” means the current property manager of the Property.

1.58.        “Proration Schedule” shall have the meaning set forth in Section 5.4.1.

1.59.        “Purchase Price” means the consideration to be paid by Purchaser to Seller for the purchase of the Property pursuant to Section 2.2.

1.60.        “Records Disposal Notice” shall have the meaning set forth in Section 5.4.12.

1.61.        “Records Hold Period” shall have the meaning set forth in Section 5.4.12.

1.62.        “Rent Roll” shall have the meaning set forth in Section 3.5.3.

1.63.        “Repairs” shall have the meaning set forth in Section 11.1.

1.64.        “Required Assignment Consent” shall have the meaning set forth in Section 3.6.

1.65.        “Required Loan Fund Amounts” shall have the meaning set forth in Section 4.5.6.

1.66.        “Response Deadline” shall have the meaning set forth in Section 4.3.

1.67.        “Response Notice” shall have the meaning set forth in Section 4.3.

1.68.        “Seller’s Indemnified Parties” shall have the meaning set forth in Section 3.4.1.

1.69.        “Seller’s Property-Related Files and Records” shall have the meaning set forth in Section 5.4.12.

1.70.        “Seller’s Representations” shall have the meaning set forth in Section 6.1.

1.71.        “Specific AIMCO Provisions “ shall have the meaning set forth in Section 4.5.2.

1.72.        “Survey” shall have the meaning ascribed thereto in Section 4.2.

1.73.        “Survival Period” shall have the meaning set forth in Section 6.3.

1.74.        “Survival Provisions” shall have the meaning set forth in Section 13.27.

1.75.        “Tenant” means any person or entity entitled to occupy any portion of the Property under a Lease.

1.76.        “Tenant Deposits” means all refundable security deposits, prepaid rentals, cleaning fees and other refundable deposits and fees collected from Tenants, plus any interest accrued thereon, paid by Tenants to Seller pursuant to the Leases.  Tenant Deposits shall not include any non-refundable deposits or fees paid by Tenants to Seller, either pursuant to the Leases or otherwise.

1.77.        “Tenant Security Deposit Balance” shall have the meaning set forth in Section 5.4.6.2.

1.78.        “Terminated Contracts” shall have the meaning set forth in Section 3.6.

1.79.        “Testing” shall have the meaning set forth in Section 14.2.

1.80.        “Third-Party Reports” means any reports, studies or other information prepared or compiled for Purchaser by any Consultant or other third-party in connection with Purchaser’s investigation of the Property.

1.81.        “Title Commitment” shall have the meaning set forth in Section 4.1.

1.82.        “Title Documents” shall have the meaning set forth in Section 4.1.

1.83.        “Title Insurer” shall have the meaning set forth in Section 2.2.1.

1.84.        “Title Policy” shall have the meaning set forth in Section 4.1.

1.85.        “Uncollected Rents” shall have the meaning set forth in Section 5.4.6.1.

1.86.        “Utility Contract “ shall have the meaning set forth in Section 5.4.11.

1.87.        “Vendor Terminations” shall have the meaning set forth in Section 3.6.